Filed pursuant to Rule 424(b)(5)
Registration No. 333-127603

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 8, 2005)

13,000,000 Depositary Shares

HSBC USA INC.

Each Representing One-Fortieth of a Share of

Floating Rate Non-Cumulative Preferred Stock, Series G

(liquidation preference $1,000 per share)

As a holder of Depositary Shares, you are entitled to all proportional rights and preferences of the Series G Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise such rights acting through the Depositary. The proportional liquidation preference of each Depositary Share is $25.

Dividends on the Series G Preferred Stock will accrue from October 19, 2005 and will be payable when, as and if declared by the board of directors of HSBC USA Inc. quarterly on the 1st calendar day of January, April, July and October of each year, commencing January 1, 2006. Dividends on the Series G Preferred Stock will be payable at a floating rate equal to three-month LIBOR plus 0.75%, but the dividend rate will not be less than 4.0% per annum.

Dividends on the Series G Preferred Stock will be non-cumulative. Accordingly, if for any reason our board of directors does not declare a dividend on the Series G Preferred Stock for a dividend period, we will not pay a dividend for that dividend period on the dividend payment date for that dividend period or at any future time, whether or not our board of directors declares dividends on the Series G Preferred Stock for any subsequent dividend period. However, with certain exceptions, we may not declare or pay dividends on or redeem or purchase our common stock or other series of preferred stock at any time if we have not declared, paid or set aside for payment full dividends on the Series G Preferred Stock for the then-current dividend period.

We may redeem the Series G Preferred Stock on or after January 1, 2011, in whole or in part, at a redemption price equal to $1,000 per share of Series G Preferred Stock (which is equal to $25 per Depositary Share) plus accrued and unpaid dividends for the then-current dividend period to the date fixed for redemption.

Shares of the Series G Preferred Stock are not savings accounts, deposits or other obligations of any bank or non-bank subsidiary of HSBC USA Inc. Neither the Federal Deposit Insurance Corporation nor any other government agency has insured the Series G Preferred Stock.

Application will be made to list the Depositary Shares on the New York Stock Exchange. Trading on the New York Stock Exchange is expected to begin within 30 days of the initial delivery of the Depositary Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Depositary Share	Total
Public Offering Price	$25.00	$325,000,000
Underwriting Discount	$0.7875	$10,237,500
Proceeds to HSBC USA Inc. (before expenses)	$24.2125	$314,762,500

The underwriting discount will be $0.50 per share of Depositary Shares with respect to any Depositary Shares sold to certain institutions. Therefore, to the extent of any such sales to any such institutions, the actual total underwriting discount will be less than, and the actual total proceeds to HSBC USA Inc. will be greater than, the amounts shown in the table above.

The public offering price set forth above does not include accrued dividends, if any. Dividends on the Series G Preferred Stock will accrue from October 19, 2005.

The Depositary Shares will be ready for delivery in book-entry form only through The Depository Trust Company on or about October 19, 2005.

To the extent that the underwriters sell more than 13,000,000 Depositary Shares, the underwriters have the option to purchase, during the 30-day period commencing with the date of this prospectus supplement, up to an additional 1,950,000 Depositary Shares from HSBC USA Inc. at the public offering price less the applicable underwriting discount.

HSBC USA Inc. may use this prospectus supplement and the accompanying prospectus in connection with the initial sale of these securities. In addition, HSBC Securities (USA) Inc., or other affiliates of HSBC USA Inc., may use this prospectus supplement and the accompanying prospectus in market-making transactions in these securities after their initial sale. Unless HSBC USA Inc. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and the accompanying prospectus is being used in a market-making transaction.

The Series G Preferred Stock has been rated A- by Standard & Poor’s, A Division of McGraw-Hill Companies, Inc., A2 by Moody’s Investors Service and AA- by Fitch Ratings. A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency.

HSBC

Citigroup	Morgan Stanley	UBS Investment Bank

Banc of America Securities LLC     BNP Paribas     Credit Suisse First Boston     JPMorgan     LaSalle Financial Services, Inc.

The date of this prospectus supplement is October 6, 2005.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. HSBC USA has not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement and the date of the accompanying prospectus, regardless of the time of delivery of this prospectus supplement or any sales of the Depositary Shares.

In this prospectus supplement and the accompanying prospectus, the “Corporation,” “we,” “our” and “HSBC USA” refer to HSBC USA Inc. and its subsidiaries and the “Bank” refers to HSBC Bank USA, National Association.

USE OF PROCEEDS

We estimate that we will receive $316,993,750, after deducting offering expenses and underwriting commissions, from the sale of the Depositary Shares. The net proceeds from the sale of the Depositary Shares will be used by us and/or our subsidiaries for general corporate purposes, which may include one or more of the following: investments in and advances to our subsidiaries, including the Bank; financing future acquisitions of financial institutions, as well as banking and other assets; and the redemption of certain of our outstanding securities.

RATIOS OF EARNINGS TO FIXED CHARGES
AND COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

HSBC USA’s ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividend requirements are set forth below for the periods indicated.

	Six months ended June 30,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Earnings to Fixed Charges:
Excluding interest on deposits	2.38	6.56	4.68	5.79	3.86	1.90	2.01
Including interest on deposits	1.62	2.97	2.44	2.54	1.94	1.22	1.28
Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements:
Excluding interest on deposits	2.31	5.98	4.38	5.20	3.59	1.78	1.92
Including interest on deposits	1.60	2.87	2.38	2.45	1.89	1.21	1.26

For purposes of computing both the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividend requirements, earnings represent net income before the cumulative effect of a change in accounting principles, less undistributed equity earnings, plus applicable income taxes and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Fixed charges, including interest on deposits, include all interest expense and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Pretax earnings required for preferred stock dividends were computed using tax rates for the applicable year.

DESCRIPTION OF DEPOSITARY SHARES

The following summary description of the Depositary Shares supplements the description of the terms of the Depositary Shares set forth under the heading “Description of Preferred Stock—Depositary Shares” in the accompanying prospectus, to which description you should refer. The summary description of the Depositary Shares set forth below is not complete and is subject to and qualified in its entirety by reference to the Deposit Agreement referred to below, the form of which has been filed with the Securities and Exchange Commission.

Each Depositary Share represents ownership of one-fortieth of a share of the Floating Rate Non-Cumulative Preferred Stock, Series G (the “Series G Preferred Stock”) described below under “Description of the Series G Preferred Stock.” The shares of Series G Preferred Stock represented by the Depositary Shares will be deposited with HSBC Bank USA, N.A., as Depositary (the “Depositary”), under a Deposit Agreement (the “Deposit Agreement”) among HSBC USA, the Depositary and the holders from time to time of the depositary receipts issued by the Depositary (the “Depositary Receipts”). The Depositary Receipts will evidence the Depositary Shares. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the one-fortieth of a share of the Series

G Preferred Stock represented by the Depositary Share, to all the rights and preferences of the Series G Preferred Stock represented by the Depositary Share (including dividend, voting, redemption and liquidation rights). Since each share of Series G Preferred Stock is entitled to twenty votes on matters on which the Series G Preferred Stock is entitled to vote, each Depositary Share will, in effect, be entitled to one-half of a vote, rather than one full vote, per Depositary Share.

HSBC Bank USA, N.A., will be the transfer agent and registrar for the Depositary Shares and the Series G Preferred Stock.

DESCRIPTION OF THE SERIES G PREFERRED STOCK

The following description of the terms of the Series G Preferred Stock supplements the description of the general terms and provisions of the preferred stock of the Corporation set forth under the heading “Description of Preferred Stock” in the accompanying prospectus, to which description you should refer. The description of certain provisions of the Series G Preferred Stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the articles supplementary relating to the Series G Preferred Stock, which will be filed with the Securities and Exchange Commission at or prior to the time of issuance of the Series G Preferred Stock.

General

The Series G Preferred Stock will rank on a parity as to payment of dividends and distribution of assets upon liquidation with the Corporation’s other outstanding series of preferred stock (described under the heading “Description of Preferred Stock—Outstanding Preferred Stock” in the accompanying prospectus) and prior to the Corporation’s common stock.

Dividends

Dividends on the stated value per share of the Series G Preferred Stock will be payable for each dividend period at a rate equal to a floating rate per annum of 0.75% above three-month LIBOR and will be payable quarterly on the 1st day of January, April, July and October in each year, commencing January 1, 2006, to holders of record as they appear on the stock books of the Corporation on each record date, which shall be the date, not more than 60 nor less than 10 days preceding each dividend payment date, as shall be fixed by the board of directors of the Corporation, when, as and if declared by the board of directors of the Corporation, out of assets of the Corporation legally available therefor. In no event will the rate be less than 4.0% per annum. “Dividend period” means the period from and including each dividend payment date to but excluding the next succeeding dividend payment date, except that the initial dividend period will be the period from and including the date of original issue to but excluding January 1, 2006. If any date on which dividends would otherwise be payable is not a New York business day, then the dividend payment date will be the next succeeding New York business day unless such day falls in the next calendar month, in which case the dividend payment date will be the immediately preceding New York business day. “New York business day” means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed. The stated value per share of Series G Preferred Stock is $1,000 (equivalent to $25 per Depositary Share).

LIBOR, with respect to a dividend period, means the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the second London business day immediately preceding the first day of such dividend period. “Telerate Page 3750” means the display on Bridge Telerate, Inc. on page 3750, or any successor service or page for the purpose of displaying the London interbank offered rates of major banks. “London business day” means any day other than a Saturday or a Sunday on which dealings in deposits in dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

If LIBOR cannot be determined as described above, the Corporation will select four major banks in the London interbank market. The Corporation will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market approximately 11:00 a.m., London time, on the second London business day immediately preceding the first day of such dividend period. These quotations will be for deposits in U.S. dollars for a three-month period. Offered quotations must be based on a principal amount equal to any amount that is representative of a single transaction in U.S. dollars in the market at the time.

If two or more quotations are provided, LIBOR for the dividend period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the Corporation will select three major banks in New York City and will then determine LIBOR for the dividend period as the arithmetic mean of the rates quoted by those three major banks in New York City to leading European banks at approximately 3:00 p.m., New York City time, on the second London business day immediately preceding the first day of such dividend period. The rates quoted will be for loans in U.S. dollars for a three-month period. Rates quoted must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time. If fewer than three New York City banks selected by the Corporation are quoting rates, LIBOR for the applicable dividend period will be the same as for the immediately preceding dividend period.

Dividends payable for any period will be computed on the basis of the actual number of days elapsed in the period divided by 360. Dividends will cease to accrue after the redemption date for shares of the Series G Preferred Stock, as described below under “Optional Redemption” unless the Corporation defaults in the payment of the redemption price for the shares called for redemption. Notwithstanding the foregoing, if on or prior to any dividend payment date the board of directors of the Corporation determines in its absolute discretion that the dividend that would have otherwise been declared and payable on that dividend payment date should not be paid, or should be paid only in part, then the dividend for that dividend period will, in accordance with such determination, either not be declared and payable at all or only be declared and payable in part.

If a dividend on the Series G Preferred Stock is not paid, or is paid only in part, the holders of the Series G Preferred Stock will not have a claim with respect to the non-payment or non-payment in part of the dividend, as applicable. The Corporation will not have any obligation to pay the dividend accrued for the relevant dividend period or to pay interest thereon, whether or not dividends on the Series G Preferred Stock are declared for any subsequent dividend period.

If in any dividend period, dividends have not been paid in full or declared and set apart for payment on all outstanding shares of Series G Preferred Stock for such dividend period, the Corporation may not (i) declare or pay any dividends or other distributions (excluding dividends paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock of the Corporation or shares of any other capital stock of the Corporation ranking junior to the Series G Preferred Stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation) or set funds apart for payment on the common stock or on any other capital stock of the Corporation ranking junior to the Series G Preferred Stock with respect to the payment of dividends, or (ii) purchase, redeem or otherwise acquire any shares of preferred stock or any shares of capital stock of the Corporation ranking on a parity with or junior to the Series G Preferred Stock with respect to the payment of dividends, except by conversion into or exchange for capital stock of the Corporation ranking junior to the Series G Preferred Stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, until the earlier of (A) the date on which the Corporation next declares and pays (or sets aside funds for payment of) in full dividends on the

Series G Preferred Stock for any subsequent dividend period or (B) the date on or by which all of the Series G Preferred Stock are either redeemed in full or purchased by or for the account of the Corporation, in each case in accordance with the Charter of the Corporation and the terms of the Series G Preferred Stock; provided, however, that any moneys set aside in trust as a sinking fund payment for any series of preferred stock pursuant to the resolutions providing for the issue of shares of such series may thereafter be applied to the purchase or redemption of preferred stock of such series whether or not at the time of such application full accrued dividends upon the outstanding Series G Preferred Stock shall have been paid or declared and set apart for payment.

So long as any shares of Series G Preferred Stock remain outstanding, if the stated dividends or amounts payable on liquidation, dissolution or winding up of the Corporation are not paid in full with respect to all outstanding shares of parity stock, all such shares will share ratably (i) in the payment of dividends, including accumulations (if any) in accordance with the sums that would be payable in respect of all outstanding shares of parity stock if all dividends were paid in full and (ii) in any distribution of assets upon liquidation, dissolution or winding up of the Corporation, in accordance with the sums that would be payable in respect of all outstanding parity stock if all sums payable were discharged in full.

Rights Upon Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series G Preferred Stock at the time outstanding will be entitled to receive out of assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of common stock or any other class of stock ranking junior to the Series G Preferred Stock upon liquidation, liquidating distributions in the amount of $1,000 per share (equivalent to $25 per Depositary Share) plus an amount equal to accrued and unpaid dividends for the then-current dividend period. If upon any voluntary or involuntary liquidation, dissolution or winding up involving the Corporation, the amounts payable with respect to the Series G Preferred Stock and all outstanding shares of stock ranking on a parity with the Series G Preferred Stock (the Series G Preferred Stock and all such other stock being herein called “parity stock”), are not paid in full, the holders of all parity stock will share ratably in the distribution of the Corporation’s assets in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the liquidation preference to which they are entitled, the holders of the Series G Preferred Stock will not be entitled to any further participation in any distribution of the Corporation’s assets. Neither a merger or consolidation of the Corporation nor a sale, lease or transfer of substantially all of the assets of the Corporation will be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of the foregoing provision.

Optional Redemption

The Series G Preferred Stock will not be redeemable prior to January 1, 2011. So long as the full dividends on all outstanding shares of Series G Preferred Stock for the then-current dividend period have been paid or declared and a sum sufficient for payment set aside, the Series G Preferred Stock will be redeemable, at the option of the Corporation, in whole or in part from time to time on or after January 1, 2011, upon not less than 30 nor more than 60 days’ notice, at $1,000 per share (equivalent to $25 per Depositary Share) plus an amount equal to accrued and unpaid dividends for the then-current dividend period to the date fixed for redemption (whether or not earned or declared). In the event of partial redemptions of the Series G Preferred Stock, whether by mandatory or optional redemption, the shares to be redeemed will be determined by lot or pro rata, as may be determined by the board of directors of the Corporation or by any other method determined to be equitable by the board of directors of the Corporation.

Any redemption of the Series G Preferred Stock must be approved by the Federal Reserve Bank of New York and the Financial Services Authority of the United Kingdom (unless such approvals are not required at the time established for redemption).

The Series G Preferred Stock will not be entitled to the benefits of any sinking fund.

Voting Rights

The Series G Preferred Stock will have no voting rights except as set forth below or as otherwise provided by law.

Whenever, at any time or times, dividends payable on the shares of Series G Preferred Stock have not been declared and paid for six calendar quarters, whether or not consecutive, then at the next annual meeting of stockholders and at any annual meeting thereafter and at any meeting called for the election of directors, until the date on which the Corporation next declares and pays (or sets aside funds for payment of) in full dividends on the Series G Preferred Stock for any subsequent dividend period, the holders of the Series G Preferred Stock either alone or together with the holders of one or more other series of preferred stock at the time outstanding that are granted such voting rights, voting as a class, shall be entitled, to the exclusion of the holders of one or more other series or classes of stock having general voting rights, to vote for and elect two additional members of the board of directors of the Corporation, and the holders of common stock together with the holders of any series or class or classes of stock of the Corporation having general voting rights and not then entitled to elect two members of the board of directors as described in this paragraph to the exclusion of the holders of all series then so entitled, shall be entitled to vote and elect the balance of the board of directors. In such case, the board of directors of the Corporation shall be increased by two directors. The rights of the holders of the Series G Preferred Stock to participate (either alone or together with the holders of one or more other series of preferred stock at the time outstanding that are granted such voting rights) in the exclusive election of two members of the board of directors of the Corporation will continue until the date on which the Corporation next declares and pays (or sets aside funds for payment of) in full dividends on the Series G Preferred Stock for any subsequent dividend period. At elections for such directors, each holder of Series G Preferred Stock shall be entitled to twenty votes for each share of Series G Preferred Stock held of record on the record date established for the meeting. The holders of Series G Preferred Stock will not have the right to cumulate such shares in voting for the election of directors. At the annual meeting of stockholders next following the termination (by reason of the payment or provision for the payment in full of dividends on the Series G Preferred Stock for a subsequent dividend period) of the exclusive voting power of the holders of Series G Preferred Stock and the holders of all other series of preferred stock that have been entitled to vote for and elect such two members of the board of directors of the Corporation as described above, the terms of office of all persons who have been elected directors of the Corporation by vote of such holders shall terminate and the two vacancies created to accommodate the exclusive right of election described above shall thereupon be eliminated and the board of directors shall be decreased by two directors.

So long as any shares of Series G Preferred Stock remain outstanding, the affirmative vote of the holders of at least two-thirds of the shares of Series G Preferred Stock outstanding at the time given in person or by proxy, at any special or annual meeting called for the purpose, will be necessary to permit, effect or validate any one or more of the following:

•       The authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock (including any class or series of preferred stock) ranking prior to the Series G Preferred Stock as to dividends or amounts payable on liquidation, dissolution or winding up of the Corporation;

•       The authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock (including any class or series of preferred stock) ranking on a parity with the

Series G Preferred Stock unless the articles supplementary or other provisions of the Charter of the Corporation creating or authorizing such class or series provides that if in any case the stated dividends or amounts payable on liquidation, dissolution or winding up of the Corporation are not paid in full on all outstanding shares of parity stock, the shares of all parity stock will share ratably (x) in the payment of dividends, including accumulations (if any) in accordance with the sums that would be payable on all parity stock if all dividends in respect of all shares of parity stock were paid in full and (y) on any distribution of assets upon liquidation, dissolution or winding up of the Corporation in accordance with the sums that would be payable in respect of all shares of parity stock if all sums payable were discharged in full; or

•       The amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Charter of the Corporation, which would materially and adversely affect any right, preference, privilege or voting power of the Series G Preferred Stock or of the holders thereof; provided, however, that any increase in the amount of authorized preferred stock or the Corporation’s Series A and Series B Dutch Auction Rate Transferable Securities Preferred Stock, Adjustable Rate Cumulative Preferred Stock, Series D, $1.8125 Cumulative Preferred Stock, $2.8575 Cumulative Preferred Stock, Series X Preferred Stock, Floating Rate Non-Cumulative Preferred Stock, Series F, or Series G Preferred Stock, or any other capital stock of the Corporation, or the creation and issuance of other series of preferred stock, including convertible preferred stock, or any other capital stock of the Corporation, in each case ranking on a parity with or junior to the Series G Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, shall not be deemed to affect materially and adversely such rights, preferences, privileges or voting powers.

So long as any shares of Series G Preferred Stock remain outstanding and notwithstanding any provision of the Charter of the Corporation requiring a lesser percentage, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the votes of all parity stock entitled to vote outstanding at the time, voting together as a single class, (a) directly or indirectly, sell, transfer or otherwise dispose of, or permit the Bank or any other subsidiary of the Corporation, to issue, sell, transfer or otherwise dispose of any shares of voting stock of the Bank, or securities convertible into or options, warrants or rights to acquire voting stock of the Bank, unless after giving effect to any such transaction the Bank remains a controlled subsidiary of the Corporation or of a qualified successor company; (b) merge or consolidate with, or convey substantially all of its assets, to any person or corporation unless the entity surviving such merger or consolidation or the transferee of such assets is the Corporation or a qualified successor company; or (c) permit the Bank to merge, consolidate with, or convey substantially all of its assets to, any person or corporation unless the entity surviving such merger or consolidation or the transferee of such assets is a controlled subsidiary of the Corporation or of a qualified successor company, except in any of the foregoing cases as required to comply with applicable law, including, without limitation, any court or regulatory order. “Qualified successor company” means a corporation (or other similar organization or entity whether organized under or pursuant to the laws of the United States or any state thereof or of another jurisdiction) which (i) is or is required to be a registered bank holding company under the United States Bank Holding Company Act of 1956, as amended, or any successor legislation, (ii) issues to the holders of the Series G Preferred Stock in exchange for the Series G Preferred Stock shares of preferred stock having at least the same relative rights and preferences as the Series G Preferred Stock (the “exchanged stock”), (iii) immediately after such transaction has not outstanding or authorized any class of stock or equity securities ranking prior to the exchanged stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, and (iv) holds, as a controlled subsidiary or subsidiaries, either the Bank or one or more other banking corporations which, collectively, immediately after such transaction hold substantially all of the assets and liabilities which the Bank held immediately prior to such transaction (which may be in addition to other assets and liabilities acquired in such transaction). “Controlled subsidiary” means any corporation at least

80% of the outstanding shares of voting stock of which shall at the time be owned directly or indirectly by the Corporation or a qualified successor company. In connection with the exercise of the voting rights described above, holders of all shares of parity stock that are granted such voting rights shall vote as a single class, and each holder of Series G Preferred Stock will have twenty votes for each share of stock held, and each other series shall have such number of votes, if any, for each share of stock held as may be granted them.

The voting rights described above will not apply to any shares of Series G Preferred Stock if, at or prior to the time voting rights would otherwise arise, all outstanding shares of Series G Preferred Stock have been redeemed or called for redemption and sufficient funds have been deposited in trust to effect such redemption.

The voting rights applicable to the Series G Preferred Stock are equivalent to the voting rights applicable to the Corporation’s Dutch Auction Rate Transferable Securities Preferred Stock, Adjustable Rate Cumulative Preferred Stock, Series D, $1.8125 Cumulative Preferred Stock, $2.8575 Cumulative Preferred Stock, Series X Preferred Stock and Floating Rate Cumulative Preferred Stock, Series F, which are described under the heading “Description of Preferred Stock—Outstanding Preferred Stock” in the accompanying prospectus.

Conversion Rights

The holders of the Series G Preferred Stock will not have any rights to convert shares of the Series G Preferred Stock into shares of any other class or series of capital stock (or any other security) of the Corporation.

Additional Shares

The Corporation may from time to time, without notice to or the consent of the holders of the Series G Preferred Stock, authorize and issue additional shares of Series G Preferred Stock.

CERTAIN U.S. INCOME TAX CONSIDERATIONS

The following is a summary of the principal U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the Depositary Shares. The following summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations and judicial or administrative authority, all of which are subject to change, possibly with retroactive effect. State, local and foreign tax consequences are not summarized, nor are tax consequences to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, regulated investment companies, real estate investment trusts, persons whose functional currency is not the U.S. dollar, U.S. expatriates, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, and persons that will hold the Depositary Shares as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to taxpayers who will hold the Depositary Shares as “capital assets” and who purchase the Depositary Shares in the initial offering at the initial offering price. Each potential investor should consult with its own tax adviser as to the U.S. federal, state, local, foreign and any other tax consequences of the purchase, ownership, conversion and disposition of the Depositary Shares.

General

Beneficial owners of Depositary Shares will be treated as owners of the underlying Series G Preferred Stock for U.S. federal income tax purposes.

U.S. Holders

The discussion in this section is addressed to a U.S. holder, who for this purpose means a beneficial owner of Depositary Shares who or which is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust treated as a United States person under Section 7701(a)(30) of the Code.

Dividends.   Distributions with respect to the Depositary Shares will be taxable as dividend income when paid to the extent of the Corporation’s current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the Depositary Shares exceeds the Corporation’s current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such Depositary Shares, and thereafter as capital gain.

Subject to certain exceptions for short-term and hedged positions, distributions constituting dividend income received by an individual U.S. holder in respect of the Depositary Shares before January 1, 2009 will generally be subject to taxation at a maximum rate of 15% (or a lower rate for individuals in certain tax brackets). In addition, subject to similar exceptions for short-term and hedged positions, distributions on the Depositary Shares constituting dividend income paid to holders that are U.S. corporations will generally qualify for the 70% dividends-received deduction. A U.S. holder should consult its own tax advisers regarding the availability of the reduced dividend tax rate and the dividends-received deduction in the light of its particular circumstances.

Dispositions.   A U.S. holder will generally recognize capital gain or loss on a sale or exchange of the Depositary Shares equal to the difference between the amount realized upon the sale or exchange and such U.S. holder’s adjusted tax basis in the shares sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the shares sold or exchanged is more than one year. Long-term capital gains of noncorporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Information reporting and backup withholding on U.S. holders.   Certain U.S. holders may be subject to backup withholding with respect to the payment of dividends on the Depositary Shares and to certain payments of proceeds on the sale or redemption of the Depositary Shares unless such U.S. holders provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules.

Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such holder’s U.S. federal income tax, which may entitle the U.S. holder to a refund, provided that the U.S. holder provides the required information to the Internal Revenue Service (the “IRS”). Moreover, certain penalties may be imposed by the IRS on a U.S. holder who is required to furnish information but does not do so in the proper manner.

Information returns will generally be filed with the IRS in connection with the payment of dividends on the Depositary Shares to non-corporate U.S. holders and certain payments of proceeds to non-corporate U.S. holders on the sale or redemption of the Depositary Shares.

Non-U.S. Holders

The discussion in this section is addressed to non-U.S. holders of the Depositary Shares. For this purpose, a non-U.S. holder is a beneficial owner of Depositary Shares other than a U.S. holder or partnership.

Dividends.   Generally, dividends paid to a non-U.S. holder with respect to the Depositary Shares will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable income tax treaty (provided the non-U.S. holder furnishes the payor with an appropriate, properly completed IRS Form W-8BEN certifying that such holder is eligible for treaty benefits), unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and the non-U.S. holder provides the payor with a properly completed Form W-8ECI). Dividends that are effectively connected with such trade or business (and, if a tax treaty applies, are attributable to a U.S. permanent establishment maintained by the non-U.S. holder) will generally be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates and, in the case of a non-U.S. holder which is a corporation, may be subject to a “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Dispositions.   A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange or redemption of the Depositary Shares so long as:

•       the gain is not effectively connected with a U.S. trade or business of the holder (or if a tax treaty applies, the gain is not attributable to a U.S. permanent establishment maintained by such non-U.S. holder); and

•       in the case of a nonresident alien individual, such holder is not present in the United States for 183 or more days in the taxable year of the sale or disposition (in which case the gain may be subject to tax if certain other conditions are met).

Information reporting and backup withholding on non-U.S. holders.   Payment of dividends and the tax withheld with respect thereto are subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty or withholding was not required because the dividends were effectively connected with a trade or business in the United States conducted by the non-U.S. holder. Copies of the information returns reporting such dividends and withholding may also be made available by the IRS under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply on payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor a Form W-8BEN (or other applicable form) certifying as to their non-U.S. status, or such non-U.S. holders otherwise establish an exemption.

Payment by a U.S. office of a broker of the proceeds of a sale of the Depositary Shares is subject to both backup withholding and information reporting unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on Form W-8BEN (or other applicable form), or otherwise establishes an exemption. Subject to certain limited exceptions, backup withholding and information reporting generally will not apply to a payment of proceeds from the sale of the Depositary Shares if such sale is effected through a foreign office of a broker.

UNDERWRITING

Initial Offering and Sale

Subject to the terms and conditions set forth in an underwriting agreement (the “underwriting agreement”) between the Corporation and HSBC Securities (USA) Inc., acting as representative for the underwriters named below (the “underwriters”), the Corporation has agreed to sell to the underwriters, and the underwriters have agreed severally to purchase from the Corporation, the number of Depositary Shares listed opposite their names below.

Underwriter	Depositary Shares
HSBC Securities (USA) Inc.	9,100,000
Citigroup Global Markets Inc.	390,000
Morgan Stanley & Co. Incorporated	390,000
UBS Securities LLC.	390,000
Banc of America Securities LLC	260,000
BNP Paribas Securities Corp.	260,000
Credit Suisse First Boston LLC	260,000
J.P. Morgan Securities Inc.	260,000
LaSalle Financial Services, Inc.	260,000
RBC Dain Rauscher Inc.	195,000
Wells Fargo Securities, LLC	195,000
Advest, Inc.	130,000
A.G. Edwards & Sons, Inc.	130,000
Charles Schwab & Co., Inc.	130,000
FTN Securities Corp.	130,000
Piper Jaffray & Co.	130,000
Oppenheimer & Co. Inc.	130,000
Janney Montgomery Scott LLC	130,000
Raymond James & Associates, Inc.	130,000
Total	13,000,000

If the underwriters sell more Depositary Shares than the total number being offered, the underwriters have an option to buy up to an additional 1,950,000 Depositary Shares from the Corporation to cover such sales. The underwriters may purchase these shares pursuant to this option during the 30-day period commencing with the date of this prospectus supplement. If the underwriters exercise this option, each of the underwriters will, subject to certain conditions, purchase a number of additional Depositary Shares proportionate to their commitment shown in the table above. The following table shows the public offering price, underwriting discounts and proceeds, before expenses, to the Corporation assuming both no exercise and full exercise of the underwriters’ option to purchase 1,950,000 additional Depositary Shares.

		Total
	Per Depositary Share	Without Over- Allotment	With Over- Allotment
Public offering price	$25.00	$325,000,000	$373,750,000
Underwriting Discount	$0.7875	$10,237,500	$11,773,125
Proceeds, before expenses	$24.2125	$314,762,500	$361,976,875

The underwriting agreement provides that the obligations of the underwriters to purchase the Depositary Shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters have agreed to purchase all of the Depositary Shares sold pursuant to the underwriting agreement if any of the Depositary Shares are sold. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters have advised the Corporation that it proposes initially to offer the Depositary Shares to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at that price less a concession not in excess of $0.50 per Depositary Shares. The underwriters may allow, and such dealers may reallow, a discount not in excess of $0.45 per Depositary Shares to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The underwriting agreement provides that the Corporation will indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or contribute to payments the underwriters may be required to make in respect thereof. The Corporation’s expenses related to this offering will be approximately $500,000.

The Depositary Shares are offered for sale in those jurisdictions in the United States and elsewhere where it is lawful to make such offers.

Each of the underwriters has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the Depositary Shares, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the Depositary Shares, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the Corporation except as set forth in the underwriting agreement.

In particular, each underwriter has represented and agreed that:

  (i)  it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) received by it in connection with the issue or sale of the Depositary Shares in circumstances in which section 21(1) of the FSMA does not apply to the Corporation;

(ii)  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Depositary Shares in, from or otherwise involving the United Kingdom;

(iii) it will not offer or sell the Depositary Shares directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan; and

(iv)  the Depositary Shares are being issued and sold outside the Republic of France and that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, the Depositary Shares to the public in the Republic of France, and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus supplement, the accompanying prospectus or any other offering material relating to the Depositary Shares, and that such offers, sales and distributions have been and shall be made in France only to (a) qualified investors (investisseurs  qualfiés) and/or (b) a restricted group of investors (cercle restreint d’investisseurs), all as defined in Article 6 of ordonnance no. 67-833 dated 28th September, 1967 (as amended) and décret no. 98-880 dated 1st October, 1998.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of Depositary Shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Depositary Shares that has been approved by the competent authority in the Relevant Member State or, where appropriate, approved in another Relevant Member State and ratified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Depositary Shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances that do not require the publication of HSBC USA of a prospectus pursuant to Article 3 of the Prospectus Directive.

The Depositary Shares are and will be offered in Relevant Member States only in the circumstances described in (a) to (c) above.

For purposes of this section, the expression an “offer of Depositary Shares to the public” in relation to any Depositary Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Depositary Shares to be offered so as to enable an investor to decide to purchase or subscribe the Depositary Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Application will be made to list the Depositary Shares on the New York Stock Exchange. The underwriters have advised the Corporation that the underwriters currently intend to make a market in the Depositary Shares, as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Depositary Shares and may discontinue any such market-making at any time at their sole discretion. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Depositary Shares or that an active public market for the Depositary Shares will develop. If an active public trading market for the Depositary Shares does not develop, the market price and liquidity of the Depositary Shares may be adversely affected.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, commercial and investment banking and other commercial dealings in the ordinary course of business with the Corporation. They have received customary fees and commissions for these transactions.

In connection with the offering made hereby, the underwriters may purchase and sell the Depositary Shares in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with the offering. Short positions created by the underwriters involve the sale by the underwriters of a greater number of Depositary Shares than they are required to purchase from the Corporation. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Depositary Shares. The underwriters may also impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Depositary Shares sold in the offering may be reclaimed by the underwriters if such Depositary Shares are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Depositary Shares, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange or otherwise.

Neither the Corporation nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Depositary Shares. In addition, neither the Corporation nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued.

The Corporation and HSBC Securities (USA) Inc. are wholly owned indirect subsidiaries of HSBC Holdings plc. Accordingly, the offering of the Depositary Shares is being conducted in accordance with the applicable provisions of Rule 2720 of the Conduct Rules (the “conduct rules”) of the National Association of Securities Dealers, Inc. (the “NASD”) and with any restrictions imposed on HSBC Securities (USA) Inc. by the Federal Reserve Board. In accordance with the conduct rules, an NASD member participating in the distribution of the Depositary Shares is not permitted to confirm sales to accounts over which it exercises discretionary authority without prior specific written consent of the member’s customer.

HSBC Securities (USA) Inc. has no obligation to make a market in the Depositary Shares and, if commenced, may discontinue its market-making activities at any time without notice, at their sole discretion. Furthermore, HSBC Securities (USA) Inc. may be required to discontinue its market-making activities during periods when the Corporation is seeking to sell certain of its securities or when HSBC Securities (USA) Inc., such as by means of its affiliation with the Corporation, learns of material non-public information relating to the Corporation. HSBC Securities (USA) Inc. would not be able to recommence its market-making activities until such sale has been completed or such information has become publicly available. It is not possible to forecast the impact, if any, that any such discontinuance may have on the market for the Depositary Shares. Although other broker-dealers may make a market in the Depositary Shares from time to time, there can be no assurance that any other broker-dealer will do so at any time when HSBC Securities (USA) Inc. discontinues its market-making activities. In addition, any such broker-dealer that is engaged in market-making activities may thereafter discontinue such activities at any time at its sole discretion.

It is expected that the delivery of the Depositary Shares will be made against payment therefore on or about the date specified on the cover page of this prospectus supplement, which is the fifth business day following the date hereof. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Depositary Shares on the date hereof will be required, by virtue of the fact that the Depositary Shares will settle in T + 8, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Market making Resales by Affiliates

This prospectus supplement together with the accompanying prospectus and your confirmation of sale may also be used by HSBC Securities (USA) Inc. in connection with offers and sales of the Depositary Shares in market-making transaction at negotiated prices related to prevailing market prices at the time of sale. In a market-making transaction, HSBC Securities (USA) Inc. may resell a security it acquires from other holders after the original offering and sale of the Depositary Shares. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, HSBC Securities (USA) Inc. may act as principal or agent, including as agent for the counterparty in a transaction in which HSBC Securities (USA) Inc. acts as principal, or as agent for both counterparties in a transaction in which HSBC Securities (USA) Inc. does not act as principal. HSBC Securities (USA) Inc. may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of HSBC USA may also engage in transactions of this kind and may use this prospectus supplement and the accompanying prospectus for this purpose. Neither HSBC Securities (USA) Inc. nor any other affiliate of HSBC USA Inc. has an obligation to make a market in the Depositary Shares and may discontinue any market-making activities at any time without notice, in its sole discretion.

HSBC USA does not expect to receive any proceeds from market-making transactions. HSBC USA does not expect HSBC Securities (USA) Inc. or any other affiliate that engages in these transactions will pay any proceeds from its market-making resales to HSBC USA.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless HSBC USA or an agent informs you in your confirmation of sale that your security is being purchased in its original offering and sale, you may assume that you are purchasing your security in a market-making transaction.

LEGAL MATTERS

Certain legal matters with respect to the validity of the Series G Preferred Stock and the Depositary Shares will be passed upon by Janet L. Burak, Senior Executive Vice President, General Counsel & Secretary of HSBC USA. Certain legal matters with respect to the validity of the Series G Preferred Stock will be passed upon by Wilmer Cutler Pickering Hale and Dorr LLP, and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York. Simpson Thacher & Bartlett LLP will rely on the opinion of Wilmer Cutler Pickering Hale and Dorr LLP as to matters of Maryland law. Sidley Austin Brown & Wood LLP, Chicago, Illinois has acted as special tax counsel to the Corporation in connection with certain United States federal income tax matters related to the Series G Preferred Stock and the Depositary Shares. Ms. Burak is a full-time employee and an officer of HSBC USA and owns, and holds options to purchase, equity securities of HSBC Holdings plc.

EXPERTS

The consolidated financial statements of the Corporation as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, which are included in our Annual Report on Form 10-K, have been incorporated by reference in the prospectus and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

HSBC USA Inc.

$2,307,500,000

DEBT SECURITIES

PREFERRED STOCK

AND

DEPOSITARY SHARES

HSBC USA Inc. will provide specific terms of the securities that it may offer at any time in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The securities are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

HSBC USA Inc. may use this prospectus in connection with the initial sale of these securities. In addition, HSBC Securities (USA) Inc., or other affiliates of HSBC USA Inc., may use this prospectus in market-making transactions in these or similar securities after the initial sale. UNLESS HSBC USA INC. OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS IS BEING USED IN A MARKET-MAKING TRANSACTION.

The date of this prospectus is September 8, 2005

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more initial offerings up to a total dollar amount of $2,307,500,000. This prospectus may also be used in market-making transactions, as described under the heading “MANNER OF OFFERING.” This prospectus provides you with a general description of the securities that we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add to or update information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION.” In this prospectus, “us,” “we,” “our,” “Corporation” and “HSBC USA” refer to HSBC USA Inc. and “Bank” refers to HSBC Bank USA, National Association.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the matters discussed under the caption “HSBC USA INC.” and elsewhere in this prospectus and any prospectus supplement or in the information incorporated by reference herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such information may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of HSBC USA to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a list of such risks, uncertainties and factors you should refer to the information incorporated by reference herein. See “WHERE YOU CAN FIND MORE INFORMATION.”

HSBC USA INC.

HSBC USA Inc., a Maryland corporation, is a New York State-based bank holding company registered under the Bank Holding Company Act of 1956, as amended. HSBC USA had its origin in Buffalo, New York in 1850 as The Marine Trust Company, which later became Marine Midland Banks, Inc. In 1980, The Hongkong and Shanghai Banking Corporation (now HSBC Holdings plc (“HSBC Holdings”)) acquired 51 percent of the common stock of Marine Midland Banks, Inc. and the remaining 49 percent in 1987. In December 1999, HSBC Holdings acquired Republic New York Corporation and merged it with HSBC USA. The address of HSBC USA’s principal executive office is 452 Fifth Avenue, New York, New York 10018 (telephone 212-525-5000).

HSBC USA is a subsidiary of HSBC North America Inc., an indirect wholly owned subsidiary of HSBC Holdings. HSBC Holdings, headquartered in London, England, is one of the largest banking and financial services organizations in the world. HSBC Holdings’ ordinary shares are admitted to trading on the London Stock Exchange and are listed on The Stock Exchange of Hong Kong, Euronext Paris and the Bermuda Stock Exchange, and its American depository shares are listed on the New York Stock Exchange.

HSBC USA offers a full range of traditional commercial banking products and services to individuals, including high net worth individuals, small businesses, corporations, institutions and governments. Through its affiliation with HSBC Holdings, HSBC USA also offers its three million customers access to global markets and services. In turn, HSBC USA plays a role in the delivery and processing of other HSBC products. HSBC USA also has mortgage banking operations and is an international dealer in derivative instruments denominated in U.S. dollars and other currencies, focusing on structuring transactions to meet client needs, as well as for proprietary purposes. At June 30, 2005, we had consolidated total assets of approximately $144 billion and employed approximately 11,300 full- and part-time employees.

Our principal subsidiary is HSBC Bank USA, National Association. The Bank’s domestic operations are primarily in New York State. It also has banking branch offices or representative offices in Florida, California, Pennsylvania, Oregon, Delaware, Massachusetts, Washington, New Jersey and the District of Columbia. In addition to its domestic offices, the Bank maintains foreign branch offices, subsidiaries or representative offices in the Caribbean, Europe, Asia, Latin America, Australia and Canada. At June 30, 2005, the Bank had consolidated total assets of approximately $141 billion and total deposits of approximately $88 billion.

MANNER OF OFFERING

The securities will be offered by HSBC USA in connection with their initial issuance or by our affiliates in market-making transactions after their initial issuance. The securities offered in market-making transactions may be securities that we will not issue until after the date of this prospectus as well as our securities that have been previously issued. The initial aggregate offering price specified on the cover of this prospectus relates to securities that we have not yet issued.

When we issue new securities, we may offer them for sale through underwriters, dealers and agents, including our affiliates, or directly to purchasers. The applicable prospectus supplement will include any required information about the firms we use to distribute these securities and the discounts or commissions we may pay for their services.

Our affiliates that we refer to above may include, among others, HSBC Securities (USA) Inc., for offers and sales in the United States, and other affiliates of HSBC USA for offers and sales outside the United States.

If you purchase securities in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which HSBC Securities (USA) Inc., or another of our affiliates, resells a security that it has previously acquired from another holder. A market-making transaction in a particular security occurs after the original issuance and sale of that security.

USE OF PROCEEDS

Unless stated otherwise in the applicable prospectus supplement, HSBC USA will use the net proceeds from initial sales of the securities for general corporate purposes, which may include one or more of the following: investments in and advances to our subsidiaries, including the Bank; financing future acquisitions of financial institutions, as well as banking and other assets; and the redemption of certain of our outstanding securities.

RATIOS OF EARNINGS TO FIXED CHARGES
AND COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

HSBC USA’s ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividend requirements are set forth below for the periods indicated.

	Six months ended June 30,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Earnings to Fixed Charges:
Excluding interest on deposits	2.38	6.56	4.68	5.79	3.86	1.90	2.01
Including interest on deposits	1.62	2.97	2.44	2.54	1.94	1.22	1.28
Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements:
Excluding interest on deposits	2.31	5.98	4.38	5.20	3.59	1.78	1.92
Including interest on deposits	1.60	2.87	2.38	2.45	1.89	1.21	1.26

For the purpose of calculating both the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividend requirements, earnings represent net income before the cumulative effect of a change in accounting principles, less undistributed equity earnings, plus applicable income taxes plus fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Fixed charges, including interest on deposits, include all interest expense and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Pretax earnings required for preferred stock dividends were calculated using tax rates for the applicable year.

DESCRIPTION OF DEBT SECURITIES

HSBC USA may offer, from time to time, one or more series of unsecured notes (“Debt Securities”). The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any supplement to this prospectus (“Prospectus Supplement”) may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which these general provisions may apply to such Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities.

General

We will issue Debt Securities constituting either senior debt (the “Senior Debt Securities”) or subordinated debt (the “Subordinated Debt Securities”) of HSBC USA. Senior Debt Securities will be issued under a senior debt indenture (the “Senior Indenture”). Subordinated Debt Securities will be issued under a subordinated debt indenture (the “Subordinated Indenture”). We refer to the Senior Indenture and the Subordinated Indenture individually as an “Indenture” and collectively as the “Indentures.” Forms of the Indentures have been filed with the SEC and are incorporated by reference or included in the registration statement of which this prospectus forms a part.

The following summaries of certain provisions of the Indentures do not purport to be complete and these summaries are qualified in their entirety by reference to all of the provisions of the Indentures, including the definitions therein of certain terms. Unless otherwise specified, capitalized terms used in this summary have the meanings specified in the Indentures.

The following briefly summarizes the material provisions of the Indentures and the Debt Securities, other than pricing and related terms disclosed in the applicable Prospectus Supplement. You should read the more detailed provisions of the applicable Indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of Debt Securities, which will be described in more detail in the applicable Prospectus Supplement. Copies of the Indentures may be obtained from HSBC USA or the applicable trustee. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable Indenture or, if no indenture is specified, to sections in each of the Indentures. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statements in this prospectus are qualified by that reference.

Unless otherwise provided in the applicable Prospectus Supplement, the trustee under the Senior Indenture will be Deutsche Bank Trust Company Americas, and the trustee under the Subordinated Indenture will be Deutsche Bank Trust Company Americas. HSBC USA has appointed the Bank to act as paying agent under each indenture.

Because we are a holding company, our rights and the rights of our creditors, including the holders of the Debt Securities, to participate in the assets of any subsidiary, including the Bank, upon the subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against such subsidiary.

The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued. We may issue Debt Securities in series up to the aggregate principal amount that may be authorized from time to time by us. The Debt Securities will be our unsecured obligations (Section 113). The Senior Debt Securities will rank on a parity with all of our other unsecured and unsubordinated indebtedness. The Subordinated Debt Securities will be subordinate in right of payment, as described under “—Subordinated Debt Securities—Subordination.”

The Debt Securities may be issued in one or more series of Senior Debt Securities and/or one or more series of Subordinated Debt Securities. Holders should refer to the applicable Prospectus Supplement for the terms of the particular series of Debt Securities, including, where applicable (Section 301):

                                  (1)  the title of the Debt Securities (which shall distinguish the offered Debt Securities from all other series of Debt Securities);

                                  (2)  the limit, if any, on the aggregate principal amount of the Debt Securities that may be authenticated and delivered under the applicable Indenture (except for Debt Securities authenticated and delivered upon transfer of, or in exchange for, or in lieu of, other Debt Securities of the same series pursuant to Section 304, 305, 306, 1106 or 1307 of the applicable Indenture);

                                  (3)  the dates on which or periods during which the Debt Securities will be issued, and the dates on, or the range of dates within, which the principal of (and premium, if any, on) the Debt Securities are or may be payable;

                                  (4)  the rate or rates at which the Debt Securities will bear interest, if any, or the method by which the rate or rates will be determined, and the date or dates from which interest, if any, will accrue and, in the case of registered securities, the regular record dates for the interest payable on the interest payment dates;

                                  (5)  the date or dates on which interest, if any, on the Debt Securities will be payable and the regular record date, if any, for the interest payment dates or the method by which the date or dates will be determined;

                                  (6)  the place or places where (i) the principal of and premium, if any, and any interest on the Debt Securities will be payable, (ii) the Debt Securities may be surrendered for registration of transfer, (iii) the Debt Securities may be surrendered for exchange, and (iv) notices to or upon us in respect of the Debt Securities and the applicable Indenture may be served;

                                  (7)  the period or periods within which or the dates on which, the price or prices at which and the terms and conditions upon which the Debt Securities may be redeemed, if any, in whole or in part, at our option or otherwise;

                                  (8)  if other than denominations of $1,000 and any integral multiples thereof, the denominations in which any Debt Securities will be issuable and the currency or currencies in which the Debt Securities are denominated, which may be in U.S. dollars, a foreign currency or units of two or more foreign currencies or a composite currency or currencies;

                                  (9)  if other than the applicable indenture trustee, the identity of each security registrar and/or paying agent;

                           (10)  if other than the principal amount, the portion of the principal amount (or the method by which this portion will be determined) of the Debt Securities that will be payable upon declaration of acceleration of the maturity thereof;

                           (11)  any index, formula or other method (including a method based on changes in the prices of particular securities, currencies, intangibles, goods, articles or commodities) used to determine the amount of payments of principal of and premium, if any, and interest, if any, on the Debt Securities;

                           (12)  whether provisions relating to defeasance and covenant defeasance will be applicable to the Debt Securities;

                           (13)  any provisions granting special rights to holders of the Debt Securities upon the occurrence of specified events;

                           (14)  any modifications, deletions or additions to the Events of Default (as described below) or our covenants with respect to the Debt Securities;

                           (15)  whether the Debt Securities are issuable initially in temporary or permanent global form and, if so (i) whether (and the circumstances under which) beneficial owners of interests in permanent global Debt Securities may exchange their interests for Debt Securities of like tenor of any authorized form and denomination, and (ii) the identity of any initial depositary for the global Debt Securities;

                           (16)  the date as of which any temporary global Debt Security will be dated if other than the original issuance date of the first Debt Security of that series to be issued;

                           (17)  the person to whom any interest on any registered Debt Securities will be payable, if other than the registered holder, and the extent to which and the manner in which any interest payable on a temporary global Debt Security will be paid if other than as specified in the applicable Indenture;

                           (18)  the form and/or terms of certificates, documents or conditions, if any, for Debt Securities to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Debt Security of such series); and

                           (19)  any other terms, conditions, rights and preferences (or limitations on these rights or preferences) relating to the Debt Securities (which terms may not be inconsistent with the requirements of the Trust Indenture Act of 1939, as amended, or with the provisions of the applicable Indenture).

If the amount of payments of principal of and premium, if any, or interest, if any, on the Debt Securities is determined with reference to any type of index or formula or changes in prices of particular securities, currencies, intangibles, goods, articles or commodities, the federal income tax consequences, specific terms and other information with respect to the Debt Securities and the related index or formula, securities, currencies, intangibles, goods, articles or commodities will be described in the applicable Prospectus Supplement.

We may sell Debt Securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. These are referred to as discount securities. Federal income tax consequences and other special considerations applicable to discount securities will be described in the applicable Prospectus Supplement.

Registration and Transfer

Unless otherwise provided in the applicable Prospectus Supplement, we will issue each series of Debt Securities only in registered form, which we refer to as registered securities. Unless otherwise provided in the applicable Prospectus Supplement, the Bank will serve as the initial security registrar. Unless otherwise provided in the applicable Prospectus Supplement, registered securities may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if so required by us or the securities registrar) or exchanged for other Debt Securities of the same series at the corporate trust office of the [indenture trustee] in New York City. We shall make this transfer or exchange without service charge but may require payment of any tax or other governmental charge, as described in the applicable Indenture (Sections 301, 305, 1202).

Unless otherwise indicated in the applicable Prospectus Supplement, registered securities, other than registered securities issued in global form (which may be of any denomination), will be issued without coupons and in denominations of $1,000 or integral multiples thereof (Section 302).

Payment and Paying Agents

Unless otherwise indicated in the applicable Prospectus Supplement, we will pay principal of, premium, if any, and interest, if any, on the Debt Securities at the corporate trust office of the indenture trustee in New York City or at the corporate offices of HSBC Bank USA, National Association, in New York City, except that, at our option, we may pay interest by mailing a check to the address of the person entitled thereto as the address appears in the security register. (Sections 301, 307, 1202).

Consolidation, Merger and Sale of Assets

Under each Indenture, we may consolidate with or merge into any other corporation or convey, transfer or lease our properties and assets substantially as an entirety to any person without the consent of the holders of any of the Debt Securities outstanding under the applicable Indenture, provided that:

(a)          the successor is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

(b)         the successor corporation expressly assumes, by an indenture supplemental to the applicable Indenture, our obligation for the due and punctual payment of the principal of and premium, if any, and interest, if any, on all of the Debt Securities under the applicable Indenture and the performance of every covenant of the applicable Indenture on our part to be performed or observed;

(c)          after giving effect to the transaction, no Event of Default under the Senior Indenture and no Default under the Subordinated Indenture, and no event that, after notice or lapse of time, or both, would become an Event of Default or a Default, as the case may be, shall have happened and be continuing; and

(d)         certain other conditions are met (Section 1001).

Modification and Waiver

Each Indenture provides that we and the indenture trustee may modify or amend the Indentures with the consent of the holders of 66 2/3% in principal amount of the outstanding Debt Securities of each series affected by a particular modification or amendment; provided, however, that any modification or amendment may not, without the consent of the holder of each outstanding Debt Security affected thereby:

(a)          change the stated maturity of the principal of, or any installment of principal of or interest on, any Debt Security;

(b)         reduce the principal amount of, or rate or amount of interest, if any, on, or any premium payable upon the redemption of any Debt Security;

(c)          reduce the amount of principal of any discount security that would be due and payable upon a declaration of acceleration of the maturity thereof or the amount provable in bankruptcy;

(d)         adversely affect any right of repayment at the option of any holder of any Debt Security;

(e)          change the place or currency of payment of principal of, or any premium or interest on, any Debt Security;

(f)            impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the stated maturity thereof (or, in the case of redemption or repayment at the option of the holder, on or after the redemption date or repayment date);

(g)          reduce the percentage of principal amount of outstanding Debt Securities of any series, the consent of whose holders is required for modification or amendment of the Indentures, or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults and their consequences, or reduce the requirements for quorum or voting by the holders; or

(h)         modify certain provisions of the Indentures except to increase the percentage of holders required to consent to amendment or modification thereof or to provide that certain other Indenture provisions cannot be modified or waived without the consent of the holder of each outstanding Debt Security affected thereby (Section 1102).

The holders of 66 2/3% in principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by us with certain terms, conditions and provisions of the Indentures (Section 1205). The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may, on behalf of all holders of Debt Securities of that series, waive any past default under the applicable Indenture with respect to Debt Securities of that series and its consequences, except that a default in the payment of principal or premium, if any, or interest, if any, or in respect of a covenant or provision which under Article XI of each Indenture cannot be modified or amended without the consent of the holder of each outstanding Debt Security of the affected series (Section 513).

Each Indenture provides that, in determining whether the holders of the requisite principal amount of the outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of holders for quorum purposes, and for making calculations required under Section 313 of the Trust Indenture Act, (a) the principal amount of a discount security that may be counted in making the determination or calculation and that will be deemed to be outstanding will be the amount of principal thereof that would be due and payable as of the time of the determination upon acceleration of the maturity thereof; and (b) the principal amount of any indexed Debt Security that may be counted in making the determination or calculation and that will be deemed outstanding for this purpose will be equal to the principal face amount of the indexed Debt Security at original issuance, unless otherwise provided with respect to such debt security (Section 101).

Defeasance and Covenant Defeasance

The Indentures provide that we may elect:

(a)          to defease and be discharged from our obligations with respect to any Debt Securities of or within a series (except the obligations to register the transfer of or exchange these Debt Securities; to replace temporary or mutilated, destroyed, lost or stolen Debt Securities; to maintain an office or agency in respect of these Debt Securities; and to hold moneys for payment in trust) (“defeasance”); or

(b)         with respect to the Senior Indenture, to be released from our obligations with respect to these Debt Securities under Section 1001 of the Senior Indenture or, if provided pursuant to Section 301 of the Senior Indenture, our obligations with respect to any other covenant, and any omission to comply with these obligations will not constitute a default or an Event of Default under the Senior Indenture with respect to these Debt Securities (“covenant defeasance”), in either case by:

•        depositing irrevocably with the indenture trustee as trust funds in trust (i) money in an amount, or (ii) U.S. Government Obligations in an amount which through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one business day before the due date of any payment, money in an amount, or (iii) a combination of dollars in cash and U.S. Government Obligations sufficient to pay the principal of and premium, if any, and interest, if any, on the Debt Securities of the series on the dates such installments of interest or principal and premium and any similar payments applicable to these Debt Securities are due; and

•        satisfying certain other conditions precedent specified in the Indentures. This deposit and termination is conditioned among other things upon our delivery of an opinion of legal counsel that the holders of the Debt Securities of the series will have no U.S. federal income tax consequences as a result of the deposit and termination and an officers’ certificate that all conditions precedent to the defeasance have been met (Article XIV).

Defeasance of our obligations with respect to Subordinated Debt Securities is subject to the prior written approval of the Federal Reserve Board and the Financial Services Authority of the United Kingdom, which we refer to as the “Financial Services Authority” (Subordinated Indenture, Section 1402).

If we exercise our covenant defeasance option with respect to any series of Senior Debt Securities and those Senior Debt Securities are declared due and payable because of the occurrence of any Event of Default other than with respect to a covenant as to which there has been covenant defeasance as described above, the money and U.S. Government Obligations on deposit with the indenture trustee will be sufficient to pay amounts due on the Senior Debt Securities at their stated maturity but may not be sufficient to pay amounts due on the Senior Debt Securities at the time of acceleration relating to the Event of Default. However, we would remain liable to make payment of the amounts due at the time of acceleration.

The applicable Prospectus Supplement may further describe the provisions, if any, permitting the defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within any particular series.

Regarding the Indenture Trustee

Deutsche Bank Trust Company Americas, the trustee under the Indentures, has its principal corporate trust office at 4 Albany Street, 4th Floor, New York, New York 10006. We and our banking subsidiaries maintain banking relationships with the indenture trustee.

Senior Debt Securities

The Senior Debt Securities will be our direct unsecured obligations and will constitute Senior Indebtedness (as defined below under “—Subordinated Debt Securities—Subordination”) ranking on a parity with our other Senior Indebtedness.

Events of Default

The following will be Events of Default under the Senior Indenture with respect to Senior Debt Securities of any series:

(a)          failure to pay principal or premium, if any, on any Senior Debt Security of that series at maturity;

(b)         failure to pay any interest on any Senior Debt Security of that series when due and payable, which failure continues for 30 days;

(c)          failure to perform any of our covenants or warranties in the Senior Indenture (other than a covenant or warranty included in the Senior Indenture solely for the benefit of a series of Senior Debt Securities other than such series) or established in or pursuant to a board resolution or supplemental indenture, as the case may be, pursuant to which the Senior Debt Security of such series were issued, which failure continues for 60 days after written notice as provided in the Senior Indenture;

(d)         default under any bond, debenture, note, mortgage, indenture, other instrument or other evidence of indebtedness for money borrowed in an aggregate principal amount exceeding $5 million by us or the Bank or our or the Bank’s successors (including a default with respect to Senior Debt Securities of another series) under the terms of the instrument or instruments by or under which this indebtedness is evidenced, issued or secured, which default results in the acceleration of the indebtedness, if this acceleration is not rescinded or annulled, or the indebtedness is not discharged, within 10 days after written notice as provided in the Senior Indenture;

(e)          certain events in bankruptcy, insolvency or reorganization involving us or the receivership of the Bank; and

(f)            any other Event of Default provided with respect to Senior Debt Securities of that series (Senior Indenture, Section 501).

If an Event of Default with respect to Senior Debt Securities of any series at the time outstanding occurs and is continuing, either the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding Senior Debt Securities of that series may declare the principal amount (or, if the securities of that series are discount securities or indexed securities, a portion of the principal amount of the Senior Debt Securities as may be specified in the terms thereof) of and all accrued but unpaid interest on all the Senior Debt Securities of that series to be due and payable immediately, by a written notice to us (and to the indenture trustee, if given by holders), and upon such a declaration this principal amount (or specified amount) and interest shall become immediately due and payable. At any time after a declaration of acceleration with respect to Senior Debt Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding Senior Debt Securities of that series may, under certain circumstances, rescind and annul the declaration and its consequences, if all Events of Default have been cured, or if permitted, waived, and all payments due (other than those due as a result of acceleration) have been made or provided for (Senior Indenture, Section 502).

The Senior Indenture provides that, subject to the duty of the indenture trustee during default to act with the required standard of care, the indenture trustee will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the request or direction of any of the holders of Senior Debt Securities of any series, unless the relevant holders shall have offered to the indenture trustee reasonable indemnity or security against the costs, expenses and liabilities which may be incurred (Senior Indenture, Sections 601, 603). Subject to certain provisions, the holders of a majority in principal amount of the outstanding Senior Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or exercising any trust or power conferred on the indenture trustee, with respect to the Senior Debt Securities of that series (Senior Indenture, Section 512).

We are required to deliver to the indenture trustee annually an officers’ certificate as to our performance and observance of any of the terms, provisions and conditions with respect to certain provisions in the Senior Indenture and as to the absence of any default (Senior Indenture, Section 1206).

Subordinated Debt Securities

The Subordinated Debt Securities will be our direct, unsecured obligations. Our obligations pursuant to the Subordinated Debt Securities will be subordinate in right of payment to all Senior Indebtedness as defined below under “—Subordination.”

The maturity of the Subordinated Debt Securities will be subject to acceleration only in the event of certain events of bankruptcy or insolvency involving us or the receivership of the Bank. See “—Events of Default; Defaults” below.

Subordination

Our obligation to make any payment on account of the principal of or premium, if any, and interest, if any, on the Subordinated Debt Securities will be subordinate and junior in right of payment to our obligations to the holders of our Senior Indebtedness to the extent described herein.

“Senior Indebtedness” is defined in the Subordinated Indenture to mean our “Indebtedness for Money Borrowed,” whether outstanding on the date of the Subordinated Indenture or thereafter created, assumed or incurred, except “Indebtedness Ranking on a Parity with the Debt Securities” or “Indebtedness Ranking Junior to the Debt Securities” and any deferrals, renewals or extensions of the Senior Indebtedness (Subordinated Indenture, Section 101). As of June 30, 2005, our Senior Indebtedness, as defined in the Subordinated Indenture, was approximately $3,775 million.

“Indebtedness for Money Borrowed” is defined in the Subordinated Indenture as:

(a)          any obligation of ours, or any obligation guaranteed by us, for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments,

(b)         similar obligations arising from off-balance sheet guarantees and direct credit substitutes,

(c)          obligations associated with derivative products, such as interest-rate and foreign-exchange-rate contracts, commodity contracts and similar arrangements and

(d)         any deferred obligations for the payment of the purchase price of property or assets (Subordinated Indenture, Section 101).

“Indebtedness Ranking on a Parity with the Debt Securities” is defined in the Subordinated Indenture to mean our Indebtedness for Money Borrowed, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred, which specifically by its terms ranks equally with and not prior to the Subordinated Debt Securities in the right of payment upon the happening of any event of the kind specified in the next paragraph. As of June 30, 2005, Indebtedness Ranking on a Parity with the Debt Securities, as defined in the Subordinated Indenture, was approximately $1,941 million.

“Indebtedness Ranking Junior to the Debt Securities” is defined in the Subordinated Indenture to mean any of our Indebtedness for Money Borrowed, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred, which specifically by its terms ranks junior to and not equally with or prior to the Subordinated Debt Securities (and any other Indebtedness Ranking on a Parity with the Subordinated Debt Securities) in right of payment upon the happening of any event of the kind specified in the first sentence of the next paragraph. As of June 30, 2005, Indebtedness Ranking Junior to the Debt Securities, as defined in the Subordinated Indenture, was approximately $1,074 million.

In the case of any bankruptcy, insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or winding up involving us, whether voluntary or involuntary, all of our obligations to holders of our Senior Indebtedness will be entitled to be paid in full before any payment can be made on account of the principal of, or premium, if any, or interest, if any, on the Subordinated Debt Securities of any series. In the event and during the continuation of any default in the payment of principal of, or premium, if any, or interest, if any, on, any Senior Indebtedness beyond any applicable grace period, or in the event that any Event of Default with respect to any Senior Indebtedness has occurred and is continuing, or would occur as a result of certain payments, permitting the holders of the relevant Senior Indebtedness (or a trustee on behalf of the holders thereof) to accelerate its maturity, then, unless and until we cure the Default or Event of Default or the Default or Event of Default is waived or ceases to exist, we will not make any payment of the principal of, or premium, if any, or interest, if any, on the Subordinated Debt Securities, or in respect of any redemption, exchange, retirement, purchase or other acquisition of any of the Subordinated Debt Securities (Subordinated Indenture, Sections 1501, 1503).

As of June 30, 2005, our Subordinated Debt Securities totaled approximately $3,015 million.

Any Prospectus Supplement relating to an issuance of Subordinated Debt Securities will set forth (as of the most recent practicable date) the aggregate amount of outstanding Senior Indebtedness and any limitation on the issuance of additional Senior Indebtedness.

Holders of Subordinated Debt Securities, by their acceptance of the Subordinated Debt Securities, will be deemed to have irrevocably waived any rights they may have to counterclaim or set off amounts they owe to us against amounts owed to them by us under the Subordinated Indenture or to institute proceedings in respect of these amounts (Subordinated Indenture, Section 1501).

By reason of the above subordination in favor of the holders of our Senior Indebtedness, in the event of our bankruptcy or insolvency, holders of our Senior Indebtedness may receive more, ratably, and holders of the Subordinated Debt Securities having a claim pursuant to the Subordinated Debt Securities may receive less, ratably, than our other creditors.

Redemption

No redemption, defeasance or early repayment of amounts owed under the Subordinated Debt Securities, including purchases of capital notes by us or our subsidiaries or at the option of holders of Subordinated Debt Securities, may be made without the prior written consent of the Federal Reserve Board and the Financial Services Authority (Subordinated Indenture, Section 1302). This consent by the Financial Services Authority and the Federal Reserve Board will depend on the Financial Services Authority and the Federal Reserve Board being satisfied that our capital is adequate and is likely to remain adequate. Ordinarily, the Federal Reserve Board would permit such a redemption if the Subordinated Debt Securities were redeemed with the proceeds of a sale of, or replaced with a like amount of, a similar or higher quality capital instrument and the bank holding company’s capital position is considered fully adequate.

Events of Default; Defaults

The only Events of Default under the Subordinated Indenture with respect to Subordinated Debt Securities of any series will be certain events in bankruptcy or insolvency involving us or the receivership of the Bank (Subordinated Indenture, Section 501).

If an Event of Default with respect to Subordinated Debt Securities of any series at the time outstanding occurs and is continuing, the indenture trustee or the holders of at least 25% in principal amount of the outstanding Subordinated Debt Securities of that series may declare the principal amount of (or, if any of the Subordinated Debt Securities of that series are discount securities or indexed securities, the portion of the principal amount of the Subordinated Debt Securities as may be specified in the terms thereof) and all accrued but unpaid interest on all the Subordinated Debt Securities of that series to be due and payable immediately, by a written notice to us (and to the indenture trustee, if given by holders), and upon such a declaration the principal amount (or specified amount) and interest of that series shall become immediately due and payable (Subordinated Indenture, Section 502).

The foregoing provision would, in the event of the bankruptcy or insolvency involving us, be subject as to enforcement to the broad equity powers of a federal bankruptcy court and to the determination by that court of the nature and status of the payment claims of the holders of the Subordinated Debt Securities. At any time after a declaration of acceleration with respect to the Subordinated Debt Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding Subordinated Debt Securities of that series may, under certain circumstances, rescind and annul the acceleration but only if all Defaults have been remedied, or if permitted, waived and if certain other conditions have been satisfied (Subordinated Indenture, Sections 502, 513).

The following events will be Defaults under the Subordinated Indenture with respect to Subordinated Debt Securities of any series:

(a)          an Event of Default with respect to that series of Subordinated Debt Securities;

(b)         failure to pay principal or premium, if any, on any Subordinated Debt Securities of that series at maturity, continued for seven days; and

(c)          failure to pay any interest, if any, on any Subordinated Debt Securities of that series when due and payable, continued for 30 days (Subordinated Indenture, Section 503).

If we do not pay any installment of interest on the Subordinated Debt Securities of any series on the applicable interest payment date or all or any part of any installment of principal thereof at the stated maturity with respect to the principal, the obligation to pay on the applicable interest payment date or stated maturity, as the case may be, shall be deferred until (i) in the case of a payment of interest, the date upon which a dividend is paid on any class of our share capital and (ii) in the case of a payment of principal, the first business day after the date that falls six months after the original stated maturity with respect to the principal. Failure by us to make any part of the payment prior to the deferred interest payment date or stated maturity shall not constitute a default by us or otherwise allow any holder to sue us for payment or to take any other action. Each payment so deferred will accrue interest at the rate per annum shown on the front cover of the applicable Prospectus Supplement. Any payment so deferred shall not be treated as due for any purpose (including, without limitation, for the purposes of ascertaining whether or not a Default has occurred until the deferred interest payment date or stated maturity, as the case may be). We may only defer any payment of interest or principal with respect to any series of Subordinated Debt Securities once.

The maturity of the Subordinated Debt Securities will be subject to acceleration only in the event of certain events of bankruptcy or insolvency involving us or the receivership of the Bank. There will be no right of acceleration of the payment of principal of the Subordinated Debt Securities of any series upon a default in the payment of principal of or premium, if any, or interest, if any, or a default in the performance of any covenant or agreement in the Subordinated Debt Securities or the Subordinated Indenture or any Default other than an Event of Default. If a Default with respect to the Subordinated Debt Securities of any series occurs and is continuing, the indenture trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of Subordinated Debt Securities of that series or the performance of any covenant or agreement in the Subordinated Indenture.

The Subordinated Indenture provides that, subject to the duty of the indenture trustee upon the occurrence of a Default to act with the required standard of care, the indenture trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request or direction of any of the holders of Subordinated Debt Securities of any series unless the same holders shall have offered to the indenture trustee reasonable indemnity or security against the costs, expenses and liabilities which may be incurred. (Subordinated Indenture, Sections 601, 603). Subject to certain provisions, the holders of a majority in principal amount of the outstanding Subordinated Debt Securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the indenture trustee or exercising any trust or power conferred on the indenture trustee, with respect to the Subordinated Debt Securities of that series (Subordinated Indenture, Section 507).

We are required to furnish to the indenture trustee annually an officers’ certificate as to the performance and observance by us of certain of the terms, provisions and conditions under the Subordinated Indenture and as to the absence of default (Subordinated Indenture, Section 1204).

Replacement Debt Securities

Unless otherwise provided for in the applicable Prospectus Supplement, if a Debt Security of any series is mutilated, destroyed, lost or stolen, it may be replaced at the corporate trust office of the indenture trustee in the City and State of New York upon payment by the holder of expenses that we and the indenture trustee may incur in connection therewith and the furnishing of evidence and indemnity as we and the indenture trustee may require. Mutilated debt securities must be surrendered before new Debt Securities will be issued (Section 306).

Notices

Unless otherwise provided in the applicable Prospectus Supplement, any notice required to be given to a holder of a Debt Security of any series that is a registered security will be mailed to the last address of the holder set forth in the applicable Security Register, and any notice so mailed shall be deemed to have been received by the holder, whether or not the holder actually receives the notice (Section 105).

Governing Law

The Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF PREFERRED STOCK

The following description of the terms of the shares of preferred stock that we may offer sets forth certain general terms and provisions of the preferred stock to which any Prospectus Supplement may relate. The applicable Prospectus Supplement will specify certain other terms of any series of preferred stock and the terms of any related option, put or right of ours to require the holder of any other security to also acquire shares of preferred stock. If so specified in the applicable Prospectus Supplement, the terms of any series of preferred stock may differ from the terms set forth below. The description of the terms of the preferred stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to our charter, including the articles supplementary relating to the applicable series of preferred stock. We will file such articles supplementary as an exhibit to or incorporate them by reference in the registration statement of which this prospectus forms a part.

General

Our charter authorizes the issuance of 190,999,000 shares of capital stock, of which 40,999,000 shares are preferred stock, without par value, and 150,000,000 shares are common stock, par value $5.00 per share. Under our charter, our board of directors has the authority, without further stockholder action, to issue up to 40,999,000 shares of preferred stock without par value in one or more series and for a consideration that may be fixed from time to time by our board of directors. Each series of preferred stock will have the designations or titles; dividend rates; special or relative rights in the event of liquidation, distribution or sale of assets or dissolution or winding up involving us; any redemption or purchase account provisions; any conversion provisions; and any voting rights thereof, as are set forth in the articles supplementary for each of these series. The shares of any series of preferred stock will be, when issued, fully paid and non-assessable and holders thereof will have no preemptive rights in connection therewith. As of July 31, 2005, of the 40,999,000 authorized shares of preferred stock, 28,201,350 shares were issued and outstanding as follows: 625 shares of Series A and 625 shares of Series B Dutch Auction Rate Transferable Securities Preferred Stock (“DARTS”); 1,500,000 shares of Adjustable Rate Cumulative Preferred Stock, Series D (the “Series D Preferred Stock”), represented by 6,000,000 depositary shares; 3,000,000 shares of $1.8125 Cumulative Preferred Stock (the “$1.8125 Preferred Stock”); 3,000,000 shares of $2.8575 Cumulative Preferred Stock (the “$2.8575 Preferred Stock”); 100 shares of Series X preferred stock (the “Series X Preferred Stock”) and 20,700,000 shares of Floating Rate Non-Cumulative Preferred Stock, Series F (the “Series F Preferred Stock”). As of July 31, 2005, 706 shares of our common stock were issued and outstanding. All outstanding shares of common stock and preferred stock are fully paid and non-assessable. As of July 31, 2005, we have 12,797,650 shares available for issuance as preferred stock.

The liquidation preference of any series of preferred stock is not necessarily indicative of the price at which shares of that series of preferred stock will actually trade at or after the time of their issuance. The market price of any series of preferred stock can be expected to fluctuate with changes in market and economic conditions, our financial condition and prospects and other factors that generally influence the market prices of securities.

Rank

Any series of the preferred stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank:

(i)            senior to all classes of our common stock and all other equity securities issued by us the terms of which specifically provide that such equity securities will rank junior to the preferred stock, which we refer to collectively as “Junior Securities”;

(ii)        on a parity with all equity securities issued by us, the terms of which specifically provide that such equity securities will rank on a parity with the preferred stock, which we refer to collectively as the “Parity Securities”; and

(iii)    junior to all equity securities issued by us, the terms of which specifically provide that such equity securities will rank senior to the preferred stock, which we refer to collectively as the “Senior Securities”. As used in any articles supplementary for these purposes, the term “equity securities” will not include debt securities convertible into or exchangeable for equity securities.

Dividends

Holders of each series of preferred stock will be entitled to receive, when, as and if declared by our board of directors, out of funds legally available, cash dividends or preferred stock dividends (of the same or a different series) at the rates and on the dates set forth in the applicable Prospectus Supplement. Dividends will be payable to holders of record of the preferred stock as they appear on our books on the record dates to be fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or non-cumulative.

We may not declare or pay full dividends or set apart funds for the payment of dividends on any Parity Securities unless we have already paid or set apart dividends for the payment on the preferred stock. If we have not paid full dividends on the preferred stock, the preferred stock will share in dividends pro rata with the Parity Securities. If dividends are cumulative, any accumulated unpaid dividends will not bear interest.

Redemption

A series of preferred stock may be redeemable at any time, in whole or in part, at our option or the option of the holder thereof upon terms and at the redemption prices set forth in the applicable Prospectus Supplement.

In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, the shares to be redeemed will be determined by lot or pro rata, as may be determined by our board of directors or by any other method determined to be equitable by our board of directors.

On and after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price. If we redeem fewer than all the shares represented by a share certificate, then we will issue a new certificate representing the unredeemed shares without cost to the certificate holder.

Under current regulations, bank holding companies may not redeem shares of preferred stock that constitute Tier 1 capital for purposes of the Federal Reserve Board’s risk-based capital requirements without the prior approval of the Federal Reserve Board. Ordinarily, the Federal Reserve Board would permit such a redemption if (1) the shares are redeemed with the proceeds of a sale by the bank holding company of, or replaced by a like amount of, common stock or perpetual preferred stock and the bank holding company’s capital position is considered fully adequate or (2) the Federal Reserve Board determines that the bank holding company’s capital position after the redemption would clearly be adequate and that the bank holding company’s condition and circumstances warrant the reduction of a source of permanent capital.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of each series of preferred stock that ranks senior to the Junior Securities will be entitled to receive out of the assets available for distribution to stockholders, before any distribution is made on any Junior

Securities, distributions upon liquidation in the amount set forth in the applicable Prospectus Supplement, plus an amount equal to any accrued and unpaid dividends. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the preferred stock of any series and any other Parity Securities are not paid in full, the holders of the preferred stock of the series and any Parity Securities will share ratably in the distribution of the assets available for distribution in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the liquidation preference to which they are entitled, the holders of the series of preferred stock will not be entitled to any further participation in any distribution of the Corporation’s assets. However, neither (i) the merger or consolidation of the Corporation with or into one or more corporations pursuant to any statute that provides, in effect, that our stockholders will continue as stockholders of the continuing or combined corporation nor (ii) the Corporation’s acquisition of assets or stock of another corporation will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

Voting Rights

Except as indicated below or in the applicable Prospectus Supplement or as expressly required by applicable law, the holders of the preferred stock will have no voting rights.

Under regulations adopted by the Federal Reserve Board, if the holders of shares of any series of the preferred stock became entitled to vote for the election of directors, the series may then be deemed a “class of voting securities” and a holder of 25% or more of the series (or a holder of 5% if it otherwise exercises a “controlling influence” over us) may then be subject to regulation as a bank holding company in accordance with the BHCA, as amended. In addition, at the time the series is deemed a class of voting securities, (i) any other bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of the series, and (ii) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board under the Change in Bank Control Act to acquire or retain 10% or more of the series.

Outstanding Preferred Stock

Dutch Auction Rate Transferable Securities Preferred Stock.   In March 1986, HSBC USA issued 625 Series A DARTS and 625 Series B DARTS. Holders of the DARTS are entitled to receive cumulative dividends on each Tuesday that is the last day of successive 49-day periods at a rate per annum determined by auction for each dividend period. All dividends on the DARTS have been paid to date. In the event of the liquidation, dissolution or winding up of HSBC USA, whether voluntary or involuntary, holders of the DARTS are entitled to receive $100,000 per share, plus accrued and unpaid dividends. The DARTS are currently redeemable, at the option of HSBC USA, in whole or in part, from time to time, at $100,000 per share plus an amount equal to accrued and unpaid dividends. The DARTS are not entitled to the benefits of any sinking fund. Holders of the DARTS are entitled to 2,000 votes per share on any matters on which they are entitled to vote (representing one vote per $50 of liquidation preference). The voting rights applicable to the DARTS are otherwise equivalent to the voting rights of all other outstanding series of preferred stock.

Adjustable Rate Cumulative Preferred Stock, Series D.   In May 1994, HSBC USA issued 1,500,000 shares of Series D Preferred Stock, which are represented by 6,000,000 depositary shares. Holders of the depositary shares are entitled to receive their proportional interest in cumulative quarterly cash dividends at a floating rate equal to a percentage of the highest of three rate indices, with a minimum dividend rate of 4.5% per annum and a maximum dividend rate of 10.5% per annum. All dividends on the Series D Preferred Stock have been paid to date. In the event of the liquidation, dissolution or winding up of HSBC USA, whether voluntary or involuntary, holders of the depositary shares are entitled to receive their proportional interest in $100 per share of Series D Preferred Stock, plus accrued and unpaid dividends.

The Series D Preferred Stock is currently redeemable, at the option of HSBC USA, in whole or in part, from time to time, at $100 per share plus an amount equal to accrued and unpaid dividends. Holders of the Series D Preferred Stock are entitled to two votes per share on any matters on which they are entitled to vote (representing one vote per $50 of liquidation preference). The voting rights applicable to the Series D Preferred Stock are otherwise equivalent to the voting rights of all other outstanding series of preferred stock.

$1.8125 Cumulative Preferred Stock.   In June 1995, HSBC USA issued 3,000,000 shares of $1.8125 Cumulative Preferred Stock. Holders of the $1.8125 Cumulative Preferred Stock are entitled to receive cumulative quarterly cash dividends of $1.8125 per annum per share. All dividends on the $1.8125 Cumulative Preferred Stock have been paid to date. In the event of the liquidation, dissolution or winding up of HSBC USA, whether voluntary or involuntary, holders of the $1.8125 Cumulative Preferred Stock are entitled to receive $25 per share of $1.8125 Cumulative Preferred Stock, plus accrued and unpaid dividends. The $1.8125 Cumulative Preferred Stock is currently redeemable, at the option of HSBC USA, in whole or in part, from time to time, at $25 per share plus an amount equal to accrued and unpaid dividends. The $1.8125 Cumulative Preferred Stock is not entitled to the benefits of any sinking fund. Holders of the $1.8125 Cumulative Preferred Stock are entitled to one-half vote per share on any matters on which they are entitled to vote (representing one vote per $50 of liquidation preference). The voting rights applicable to the $1.8125 Cumulative Preferred Stock are otherwise equivalent to the voting rights of all other outstanding series of preferred stock.

$2.8575 Cumulative Preferred Stock.   In September 1997, HSBC USA issued 3,000,000 shares of $2.8575 Cumulative Preferred Stock. Holders of the $2.8575 Cumulative Preferred Stock are entitled to receive cumulative quarterly cash dividends of $2.8575 per annum per share. All dividends on the $2.8575 Cumulative Preferred Stock have been paid to date. In the event of the liquidation, dissolution or winding up of HSBC USA, whether voluntary or involuntary, holders of the $2.8575 Cumulative Preferred Stock are entitled to receive $50 per share of $2.8575 Cumulative Preferred Stock, plus accrued and unpaid dividends. The $2.8575 Cumulative Preferred Stock is redeemable, at the option of HSBC USA, in whole or in part, from time to time after October 1, 2007, at $25 per share plus an amount equal to accrued and unpaid dividends. The $2.8575 Cumulative Preferred Stock is not entitled to the benefits of any sinking fund. Holders of the $2.8575 Cumulative Preferred Stock are entitled to one-half vote per share on any matters on which they are entitled to vote (representing one vote per $50 of liquidation preference). The voting rights applicable to the $2.8575 Cumulative Preferred Stock are otherwise equivalent to the voting rights of all other outstanding series of preferred stock.

Series X Preferred Stock.   In 1997, HSBC USA acquired CTUS Inc., a unitary thrift holding company, from CT Financial Services Inc. CTUS Inc. owned First Federal Savings and Loan Association of Rochester (“First Federal”). The acquisition agreement required HSBC USA to issue 100 shares of Series X Preferred Stock to CT Financial Services Inc. The Series X Preferred Stock provides for, and only for, a contingent dividend or redemption payment equal to the amount of recovery, net of taxes and costs, if any, realized by First Federal resulting from a pending action against the United States government alleging breaches by the government of contractual obligations to First Federal following passage of the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

Floating Rate Non-Cumulative Preferred Stock, Series F.   In April 2005, HSBC USA issued 20,700,000 shares of Series F Preferred Stock. Holders of the Series F Preferred Stock are entitled to receive non-cumulative quarterly cash dividends at a floating annual rate equal to three-month LIBOR plus 0.75% of the stated value of $25 per shares, with a minimum dividend rate of 3.5% per annum. All dividends on the Series F Preferred Stock have been paid to date. In the event of the liquidation, dissolution or winding up of HSBC USA, whether voluntary or involuntary, holders of the depositary shares are entitled to receive their proportional interest in $25 per share of Series F Preferred Stock, plus accrued and unpaid dividends. The Series F Preferred Stock is redeemable, at the option of HSBC USA, in whole or in part, from time to time after April 7, 2010, at $25 per share plus an amount equal to accrued and unpaid dividends for the then-current dividend period. Holders of the Series F Preferred Stock are entitled to two votes per share on any matters on which they are entitled to vote (representing one vote per $50 of liquidation preference). The voting rights applicable to the Series F Preferred Stock are otherwise equivalent to the voting rights of all other outstanding series of preferred stock.

Depositary Shares

General.   We may, at our option, elect to issue fractional shares of preferred stock, rather than full shares of preferred stock. In the event such option is exercised, we may elect to have a depositary issue receipts for depositary shares, each receipt representing a fraction, to be set forth in the applicable Prospectus Supplement, of a share of a particular series of preferred stock, as described below.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company that we select. The depositary must have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of Preferred Shares represented by such depositary share, to all the rights and preferences of the preferred stock represented by the depositary share, including dividend, voting, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of Preferred Shares in accordance with the terms of an offering of the preferred stock. Copies of the forms of deposit agreement and depositary receipt are filed as exhibits to the registration statement of which this prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to, and with all the same rights of, the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Upon surrender of depositary receipts at the office of the depositary and upon payment of the charges provided in the deposit agreement, a holder of depositary receipts may have the depositary deliver to the holder the whole shares of preferred stock relating to the surrendered depositary receipts. Holders of depositary shares may receive whole shares of the related series of preferred stock on the basis set forth in the applicable Prospectus Supplement for such series of preferred stock, but holders of such whole shares will not after the exchange be entitled to receive depositary shares for their whole shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of the related series of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Dividends and Other Distributions.   The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the numbers of such depositary shares owned by such holders.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make distribution of the property. In that case the depositary may, with our approval, sell such property and distribute the net proceeds from the sale to such holders.

Redemption of Depositary Shares.   If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of preferred stock redeemed by us. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

Voting the Preferred Stock.   Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such preferred stock. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the related preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock represented by such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Deposit Agreement.   We and the depositary at any time may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. We or the depositary may terminate the deposit agreement only if all outstanding depositary shares have been redeemed, or there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of HSBC USA and such distribution has been distributed to the holders of depositary receipts.

Charges of Depositary.   We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous.   The depositary will forward to the record holders of the depositary shares relating to such preferred stock all reports and communications from us that are delivered to the depositary.

Neither we nor the depositary will be liable if either one is prevented or delayed by law or any circumstance beyond their control in performing the obligations under the deposit agreement. The obligations of HSBC USA and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. The depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

In the event the depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and HSBC USA, on the other hand, the depositary will be entitled to act on such claims, requests or instructions received from HSBC USA.

Resignation and Removal of Depositary.   The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

BOOK-ENTRY PROCEDURES

Unless otherwise indicated in the Prospectus Supplement with respect to any series of offered securities, upon issuance, all offered securities will be represented by one or more global securities (the “Global Security”). The Global Security will be deposited with, or on behalf of, The Depository Trust Company (“DTC” or the “Depositary”) and registered in the name of Cede & Co. (the Depositary’s partnership nominee). Unless and until exchanged in whole or in part for offered securities in definitive form, no Global Security may be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

If so indicated in the Prospectus Supplement with respect to any offered securities, investors may elect to hold interests in Global Securities through either the Depositary (in the United States) or Clearstream Banking, société anonyme, formerly Cedelbank (“Clearstream Luxembourg”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. Unless otherwise indicated in the applicable Prospectus Supplement, Citibank, N.A. will act as depositary for Clearstream Luxembourg and JPMorgan Chase Bank will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”).

So long as the Depositary, or its nominee, is a registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of offered securities represented by such Global Security for all purposes under the Indenture or other governing documents. Except as provided below, the actual owners of offered securities represented by a Global Security (the “Beneficial Owner”) will not be entitled to have the offered securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the offered securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture or other governing documents. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant of the Depositary (a “Participant”), on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. We understand that under existing industry practices, in the event that the Corporation requests any action of holders or that an owner of a beneficial interest that a holder is entitled to give or take under an Indenture or other governing documents, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by the Depositary to Participants, by Participants to Indirect Participants, as defined below, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The following is based on information furnished by DTC:

DTC will act as securities depositary for offered securities. Offered securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee). One or more fully registered Global Securities will be issued for the offered securities in the aggregate principal amount of such issue, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC (“Direct Participants”) include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

Purchases of offered securities under DTC’s system must be made by or through Direct Participants, which will receive a credit for offered securities on DTC’s records. The ownership interest of each Beneficial Owner is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in offered securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in offered securities, except in the limited circumstances that may be provided in the applicable Indenture or other governing documents.

To facilitate subsequent transfers, all offered securities deposited with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of offered securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of offered securities. DTC’s records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to offered securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Corporation as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts securities are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

Payments on offered securities will be made in immediately available funds to DTC. DTC’s practice is to credit Direct Participants’ accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary’s records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, any Trustee or the Corporation, subject to any statutory or regulatory requirements as may be in effect from time to time. Any payment due to DTC on behalf of Beneficial Owners is the responsibility of the Corporation or the applicable agent, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

DTC may discontinue providing its services as securities depositary with respect to offered securities at any time by giving reasonable notice to the Corporation or the applicable agent. Under such circumstances, in the event that a successor securities depositary is not obtained, offered security certificates are required to be printed and delivered.

The Corporation may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, offered security certificates will be printed and delivered.

Clearstream Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to offered securities held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

Euroclear advises that it was created in 1968 to hold securities for its participants (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is owned by Euroclear Clearance System Public Limited Company (ECSplc) and operated through a license agreement by Euroclear Bank S.A./N.V., a bank incorporated under the laws of the Kingdom of Belgium (the “Euroclear Operator”).

Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters or agents for offered securities. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear,

and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to offered securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Global Clearance and Settlement Procedures

Initial settlement for offered securities will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. If and to the extent the Prospectus Supplement with respect to any offered securities indicates that investors may elect to hold interests in offered securities through Clearstream Luxembourg or Euroclear, secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving offered securities in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositary.

Because of time-zone differences, credits of offered securities received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be credited the business day following the Depositary settlement date. Such credits or any transactions in offered securities settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of offered securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of offered securities among participants of the Depositary, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

CERTAIN UNITED STATES TAX DOCUMENTATION REQUIREMENTS
FOR DEBT SECURITIES

A beneficial owner of a Debt Security will generally be subject to the withholding of U.S. federal income tax unless one of the following steps is taken to obtain an exemption from or reduction of the withholding:

Exemption for Non-U.S. Holders (Internal Revenue Service (“IRS”) Form W-8BEN).   A beneficial owner of a Debt Security that is a Non-U.S. Holder, as defined below under “United States Federal Income Taxation—Non-U.S. Holders” (other than certain persons that are related to HSBC USA through stock ownership or that are banks receiving certain types of interest as described under “United States Federal Income Taxation—Non-U.S. Holders”), can obtain an exemption from the withholding of tax by providing a properly completed IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding). Special rules apply in the case of foreign partnerships and foreign trusts.

Exemption for Non-U.S. Holders with effectively connected income (IRS Form W-8ECI).   A beneficial owner of a Debt Security that is a Non-U.S. Holder, including a non-U.S. corporation or bank with a U.S. branch, that conducts a trade or business in the United States with which interest income on a Debt Security is effectively connected, can obtain an exemption from the withholding of tax by providing a properly completed IRS Form W-8ECI (Certificate of Foreign Person’s Claim for Exemption From Withholding on Income Effectively Connected With the Conduct of a Trade or Business in the United States).

Exemption or reduced rate for Non-U.S. Holders entitled to the benefits of a treaty (IRS Form W-8BEN).   A beneficial owner of a Debt Security that is a Non-U.S. Holder entitled to the benefits of an income tax treaty to which the United States is a party can obtain an exemption from or reduction of the withholding of tax (depending on the terms of the treaty) by providing a properly completed IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding).

Exemption for U.S. Holders (IRS Form W-9).   A beneficial owner of a Debt Security that is a U.S. Holder (i.e., a person that is not a Non-U.S. Holder) can obtain a complete exemption from the withholding of tax by providing a properly completed IRS Form W-9 (Request for Taxpayer Identification Number and Certification).

U.S. federal income tax reporting procedures.   A beneficial owner of a Debt Security is required to submit the appropriate IRS Form under applicable procedures to the person through which the owner directly holds the Debt Security. For example, if the beneficial owner is listed directly on the books of Euroclear or Clearstream Luxembourg as the holder of the Debt Security, the IRS Form must be provided to Euroclear or Clearstream Luxembourg, as the case may be. Each other person through which a Debt Security is held must submit, on behalf of the beneficial owner, the IRS Form (or in certain cases a copy thereof) under applicable procedures to the person through which it holds the Debt Security, until the IRS Form is received by the Withholding Agent, as defined below under “United States Federal Income Taxation—Non-U.S. Holders.” For example, in the case of a Debt Security held through Euroclear or Clearstream Luxembourg, the IRS Form (or a copy thereof) must be received by the U.S. Depositary of such clearing agency. Applicable procedures include additional certification requirements, described under “United States Federal Income Taxation—Non-U.S. Holders,” if a beneficial owner of the Debt Security provides an IRS Form W-8BEN to a securities clearing organization, bank or other financial institution that holds the Debt Security on its behalf.

Each holder of a Debt Security should be aware that if it does not properly provide the required IRS Form, or if the IRS Form (or, if permissible, a copy of such form) is not properly transmitted to and received by the Withholding Agent, interest on the Debt Security may be subject to withholding and the holder (including the beneficial owner) will not be entitled to any additional amounts from HSBC USA as provided for in connection with any series of Debt Securities and as described in the applicable Prospectus Supplement with respect to such withholding. Such withholding, however, may in certain circumstances be allowed as a refund or as a credit against such holder’s U.S. federal income tax. The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to holders of the Debt Securities. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of Debt Securities.

UNITED STATES FEDERAL INCOME TAXATION

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of Debt Securities by initial purchasers thereof who purchase the Debt Securities at their “issue price” (within the meaning of Treasury Regulations Section 1.1273-2) and who hold the Debt Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary does not address all of the tax consequences that may be relevant to a prospective purchaser in light of his, her or its particular circumstances or to persons subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, tax-exempt entities, investors in partnerships or other pass-through entities, persons subject to the alternative minimum tax, certain former citizens or residents of the United States, persons who hold the Debt Securities as part of a “straddle,” “hedging” or “conversion” transaction or who mark their securities to market for federal income tax purposes or U.S. persons whose functional currency is not the U.S. dollar. This summary is based on the Code, the Treasury Regulations promulgated thereunder and administrative and judicial pronouncements in effect as of the date hereof, changes to any of which may affect the tax consequences described herein. This summary is based on the assumption that the Debt Securities will be treated as debt for U.S. federal income tax purposes. Prospective purchasers should note that the Debt Securities could be characterized as something other than debt if they contain certain features, not currently contemplated by HSBC USA but permitted under the Indentures, including, for example, deep subordination or the potential for unlimited deferral of interest payments. In the event of an alternative characterization, the U.S. federal income tax consequences would differ from those described below. Purchasers should consult their own tax advisers concerning the possibility that Debt Securities containing such features might not be treated as debt for U.S. federal income tax purposes. The relevant Prospectus Supplement will contain a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the particular Debt Securities offered thereby, to the extent different from those discussed in this Prospectus. The relevant Prospectus Supplement will contain a discussion of the material U.S. federal income tax consequences of the ownership and disposition of Preferred Stock or Depositary Shares, which are not discussed at all in this Prospectus.

If a partnership holds Debt Securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Persons that are partners of a partnership holding Debt Securities should consult their own tax advisers.

PROSPECTIVE PURCHASERS ARE ADVISED TO CONSULT THEIR TAX ADVISERS AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE DEBT SECURITIES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a Debt Security who or which is, for U.S. federal income tax purposes (i) an individual citizen or resident of the United States; (ii) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; or (iii) an estate or trust treated as a U.S. person under Section 7701(a)(30) of the Code. A “Non-U.S. Holder” means a beneficial owner of a Debt Security other than a U.S. Holder or a partnership.

A U.S. Holder will be required to take into account as ordinary interest income the interest on a Debt Security, at the time such interest income is received or accrued by the U.S. Holder, consistent with the U.S. Holder’s normal method of accounting for tax purposes.

Notwithstanding the foregoing, our right to defer the payment of interest on the Subordinated Debt Securities may cause such interest to be treated as OID under the Code. OID is the excess of a Debt Security’s “stated redemption price at maturity” over its issue price. Stated redemption price at maturity is defined as the sum of all payments provided by the Debt Security (whether designated as interest or principal) other than payments of “qualified stated interest.” Interest payable on the Subordinated Debt Securities will be treated as qualified stated interest for such purposes only if the contingency that stated interest will not be timely paid is considered “remote.” As a result of the terms and conditions of the Subordinated Debt Securities, we believe that the likelihood of us exercising the option to defer payments of interest (as described under Description of Debt Securities—Subordinated Debt Securities—Events of Default; Defaults) is remote. Based on the foregoing, we believe that the mere availability of the option to defer payments of interest will not cause the Subordinated Debt Securities to be considered to be issued with OID at the time of their original issuance. If we exercise our option to defer any payment of interest on the Subordinated Debt Securities, the Subordinated Debt Securities would at that time be treated as issued with OID. Under the OID rules, a U.S. Holder is required to accrue OID on a constant yield basis and include such accruals in gross income, regardless of such Holder’s method of accounting and whether or not such Holder has received any cash payments with respect to the Debt Securities. The IRS has not issued specific guidance dealing with OID and the deferral of interest payments applicable to securities similar to the Subordinated Debt Securities. It is possible that the IRS could disagree with the treatment described above and take the position that the Subordinated Debt Securities are subject to the OID rules upon initial issuance. If the IRS were successful in this regard, the U.S. Holders would be subject to the OID rules under the Code, regardless of whether we exercise our option to defer payments of interest on the Subordinated Debt Securities.

A U.S. Holder will recognize gain or loss on the sale, exchange or other disposition of a Debt Security in an amount equal to the difference between the amount realized on the disposition of the Debt Security (less an amount equal to any accrued but unpaid qualified stated interest that was not previously included in income, which will be taxable as interest income) and the adjusted tax basis of the Debt Security. A U.S. Holder’s adjusted tax basis in a Debt Security will, in general, be its cost for that Debt Security, increased by OID previously included in income, and reduced by any cash payments on the Debt Security other than payments of qualified stated interest. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Debt Securities have been held for more than one year at the time of sale. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for U.S. federal income tax purposes.

Non-U.S. Holders

Subject to the discussion of backup withholding below, payments of principal and interest on the Debt Securities by HSBC USA or any paying agent to a Non-U.S. Holder will not be subject to withholding of U.S. federal income tax, provided that, in the case of interest:

•       such holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of HSBC USA entitled to vote;

•       such holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to HSBC USA through stock ownership;

•       such holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

•       the certification requirements under Section 871(h) or Section 881(c) of the Code and Treasury Regulations thereunder (summarized below) are met.

The certification requirements set forth in Section 871(h) or 881(c) of the Code are satisfied if either (1) the beneficial owner of the Debt Security certifies, under penalties of perjury, to the last U.S. payor (or non-U.S. payor who is an authorized foreign agent of the U.S. payor, a “qualified intermediary,” a U.S. branch of a foreign bank or foreign insurance company, a “withholding foreign partnership” or a “withholding foreign trust”) in the chain of payment (the “Withholding Agent”) that such owner is a Non-U.S. Holder and provides such owner’s name and address, or (2) a securities clearing organization, a bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) that holds the Debt Security certifies to the Withholding Agent, under penalties of perjury, that the certificate has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the Withholding Agent with a copy thereof. Generally, this statement is made on IRS Form W-8BEN, or substantially similar form, which is effective for the remainder of the year of signature plus three full calendar years unless a change in circumstances makes any information on the form incorrect. Notwithstanding the preceding sentence, an IRS Form W-8BEN with a U.S. taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the Withholding Agent reports at least one payment annually to the beneficial owner on IRS Form 1042-S. The beneficial owner must inform the Withholding Agent (or financial institution) within 30 days of such change by furnishing a new IRS Form W-8BEN (and the financial institution must promptly so inform the Withholding Agent). A Non-U.S. Holder that is not an individual or corporation (or an entity treated as a corporation for U.S. federal income tax purposes) holding Debt Securities on its own behalf may have substantially increased reporting requirements. In particular, in the case of Debt Securities held by a foreign partnership (or foreign trust), the partners (or grantors or beneficiaries), rather than the partnership (or trust), are required to provide the certification discussed above, and the partnership (or trust) is required to provide certain additional information. If a Debt Security is held through a non-U.S. securities clearing organization or a non-U.S. financial institution (other than a U.S. branch or office of such organization or institution) or a non-U.S. branch or office of a U.S. financial institution or U.S. clearing organization, the organization or institution must provide a signed statement on an IRS Form W-8IMY to the Withholding Agent. However, in such case, unless the organization or institution is a qualified intermediary, a withholding foreign partnership or withholding foreign trust, the signed statement must be accompanied by a copy of the IRS Form W-8BEN or the substantially similar form provided by the beneficial owner to the organization or institution and such other information that is required by the IRS Form W-8IMY and Treasury Regulations, and such information must be updated as required. If the institution or organization is a qualified intermediary, withholding foreign partnership or withholding foreign trust that has entered into a qualified intermediary or similar agreement with the IRS, it must provide the Withholding Agent or other intermediary such additional information as is required by the agreement, IRS Form W-8IMY and Treasury Regulations.

Even if a Non-U.S. Holder does not meet the above requirements, if the Non-U.S. Holder is entitled to the benefits of an income tax treaty to which the United States is a party, and the Non-U.S. Holder provides a properly completed IRS Form W-8BEN, such Non-U.S. Holder may obtain an exemption from or reduction of the withholding of tax (depending on the terms of the treaty).

If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest on the Debt Security, or gain realized on the sale, exchange or other disposition of a Debt Security, is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from withholding, will generally be subject to regular U.S. income tax on such interest or gain in the same manner as if it were a U.S. taxpayer, unless an applicable treaty provides otherwise. In lieu of the certification described above, such a holder will be required to provide to the Withholding Agent a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange or other disposition of, a Debt Security will be included in the earnings and profits of such Non-U.S. Holder if such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax with respect to gain realized on the sale, exchange or other disposition of a Debt Security unless:

•       the gain is effectively connected with the U.S. Holder’s conduct of a trade or business within the United States, or

•       in the case of a Non-U.S. Holder who is an individual, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

Notwithstanding these two bullet points, a Non-U.S. Holder will not be subject to U.S. federal income tax to the extent that a treaty reduction or exemption applies and the appropriate documentation is provided.

Backup Withholding and Information Reporting

The current backup withholding rate is 28% of the amount paid and is expected to increase to 31% for 2011 and thereafter. Any amounts withheld under backup withholding rules will be allowed as a refund or credit against a U.S. or Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

U.S. Holders.   In general, information reporting requirements will apply to payments of principal, interest, and premium paid on Debt Securities and to the proceeds of sale of a Debt Security paid to U.S. Holders other than certain exempt recipients (such as corporations). A backup withholding tax may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number and required certifications (generally on IRS Form W-9) or certification of exempt status or fails to report in full dividend and interest income.

Non-U.S. Holders.   A Non-U.S. Holder will not be subject to backup withholding provided that the Non-U.S. Holder has provided an IRS Form W-8BEN (or other permitted certification), together with all appropriate attachments, signed under penalties of perjury, identifying itself and certifying that it is not a U.S. person. Certain information reporting requirements may still apply even if an exemption from backup withholding is established.

The payment of the proceeds from the disposition of a Debt Security to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds from the disposition of the Debt Security to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker is:

•       a U.S. person;

•       a controlled foreign corporation;

•       a U.S. branch of a foreign bank or foreign insurance company;

•       a foreign partnership controlled by U.S. persons or engaged in a U.S. trade or business; or

•       a foreign person 50 percent or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period.

In the case of the payment of the proceeds from the disposition of the Debt Securities to or through a non-U.S. office of a broker that is described above, information reporting (but not backup withholding) is required with respect to the payment unless the broker has documentary evidence in its files confirming the status of the Non-U.S. Holder as such and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption.

Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining the exemption, if available. Any amounts withheld from payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

Initial Offering and Sale

HSBC USA may sell the securities in their initial offering in any of three ways: (i) through underwriters or dealers; (ii) directly to purchasers; or (iii) through agents. Any such underwriters, dealers and agents may include HSBC Securities (USA) Inc., an affiliate of HSBC USA, as described below. The applicable Prospectus Supplement will set forth the terms of the offering of the securities being offered, including the name or names of any underwriters, dealers or agents, the purchase price of the offered securities and the proceeds to the Corporation from such sale, any underwriting discounts and other items constituting underwriters’ compensation and any discounts and commissions allowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If the offered securities are sold through underwriters, the applicable Prospectus Supplement will describe the nature of the obligation of the underwriters to take and pay for the offered securities. The offered securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriting firms acting alone. The underwriter or underwriters with respect to a particular underwritten offering of offered securities will be named in the applicable Prospectus Supplement, and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the offered securities if any are purchased.

The offered securities may be sold directly by HSBC USA or through agents designated by HSBC USA from time to time. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered is named, and any commissions payable by HSBC USA to such agent are set forth, in the applicable Prospectus Supplement.

Underwriters and agents who participate in the distribution of the offered securities may be entitled under agreements that may be entered into with HSBC USA to indemnification by HSBC USA against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that the underwriters or agents may be required to make in respect thereof.

If so indicated in the applicable Prospectus Supplement, HSBC USA will authorize underwriters, dealers or other persons acting as HSBC USA’s agents to solicit offers by certain institutions to purchase offered securities from HSBC USA pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by HSBC USA. The obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (ii) if the offered securities are also being sold to underwriters, HSBC USA must sell to such underwriters the offered securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

HSBC USA and HSBC Securities (USA) Inc. are wholly owned indirect subsidiaries of HSBC Holdings. HSBC Securities (USA) Inc., a broker-dealer subsidiary of HSBC Holdings, is a member of the National Association of Securities Dealers, Inc. (“NASD”) and may participate in distributions of the offered securities. Accordingly, offerings of the offered securities in which HSBC Securities (USA) Inc. participates will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD, and any underwriters offering the offered securities in such offerings will not confirm sales to any accounts over which they exercise discretionary authority without the prior approval of the customer. The maximum underwriting discounts and commissions to be received by any NASD member or independent broker/dealer in connection with any distribution of offered securities will not exceed of 8% of the principal amount of such offered securities.

Each series of offered securities will be a new issue of securities and will not have an established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

Unless otherwise specified in the applicable Prospectus Supplement, payment of the purchase price for the securities will be required to be made in immediately available funds on the date of settlement.

Market-Making Resales by Affiliates

This prospectus together with the applicable Prospectus Supplement and your confirmation of sale may also be used by HSBC Securities (USA) Inc. in connection with offers and sales of the offered securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. In a market-making transaction, HSBC Securities (USA) Inc. may resell a security it acquires from other holders after the original offering and sale of the security. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, HSBC Securities (USA) Inc. may act as principal or agent, including as agent for the counterparty in a transaction in which HSBC Securities (USA) Inc. acts as principal, or as agent for both counterparties in a transaction in which HSBC Securities (USA) Inc. does not act as principal. HSBC Securities (USA) Inc. may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of HSBC USA may also engage in transactions of this kind and may use this prospectus for this purpose. Neither HSBC Securities (USA) Inc. nor any other affiliate of HSBC USA has an obligation to make a market in any of the offered securities and may discontinue any market-making activities at any time without notice, in its sole discretion.

The initial aggregate offering price specified on the cover of this prospectus relates to securities that we have not yet issued (except to the extent specified in “ABOUT THIS PROSPECTUS” above). This amount does not include securities to be sold in market-making transactions. The latter include securities to be issued after the date of this prospectus, as well as our securities that have previously been issued.

HSBC USA does not expect to receive any proceeds from market-making transactions. HSBC USA does not expect that HSBC Securities (USA) Inc. or any other affiliate that engages in these transactions will pay any proceeds from its market-making resales to HSBC USA.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless HSBC USA or an agent informs you in your confirmation of sale that your security is being purchased in its original offering and sale, you may assume that you are purchasing your security in a market-making transaction.

CERTAIN ERISA MATTERS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain restrictions on employee benefit plans (“ERISA Plans”) that are subject to ERISA and on persons who are fiduciaries with respect to such Plans. In accordance with the ERISA’s general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of offered securities on behalf of such Plan should determine whether such purchase is permitted under the governing Plan documents and is prudent and appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) prohibit certain transactions between an ERISA Plan or other plan subject to Section 4975 of the Code (such plans and ERISA Plans, “Plans”) and persons who have certain specified relationships to the Plan (“parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of offered securities should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code.

HSBC USA, or the underwriter, dealer or agent selling offered securities, may be considered a “party in interest” or a “disqualified person” with respect to many Plans. The purchase of offered securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(c)(1) of the Code) and with respect to which HSBC Finance, or the underwriter, dealer or agent selling offered securities, is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such offered securities are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption (“PTCE”) 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment finds), PTCE 95-60 (an exemption for certain transactions involving life insurance general accounts), PTCE 96-23 (an exemption for certain transactions determined by in-house investment managers), or PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts). By purchase of the offered securities, a Plan will be deemed to represent that such purchase and the subsequent holding of the offered securities will not result in a non-exempt prohibited transaction. Any pension or other employee benefit plan proposing to acquire any offered securities should consult with its counsel.

WHERE YOU CAN FIND MORE INFORMATION

HSBC USA files annual, quarterly and special reports and other information with the SEC. You may read and copy any document filed by HSBC USA at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. SEC filings are also available to the public on the SEC’s Internet site at http:\\www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference the HSBC USA documents listed below and any future filings made by HSBC USA with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities:

•       Annual Report on Form 10-K for the year ended December 31, 2004;

•       Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005; and

•       Current Report on Form 8-K dated April 4, 2005.

You may request a copy of these filings, at no cost, by writing, emailing or telephoning us at: HSBC USA, Office of the Corporate Secretary, One HSBC Center, Buffalo, New York 14240, email: helen.kujawa@us.hsbc.com, Telephone: (716) 841-5191. These filings are also available on the website we maintain at www.hsbcusa.com.

You should rely only on the information incorporated by reference or provided in this prospectus or any Prospectus Supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

LEGAL OPINIONS

The legality of certain of the offered securities will be passed upon for HSBC USA by Janet L. Burak, Senior Executive Vice President, General Counsel and Secretary of HSBC USA. The legality of the preferred stock offered hereby will be passed upon for HSBC USA by Wilmer Cutler Pickering Hale and Dorr LLP. Sidley Austin Brown & Wood LLP, Chicago, Illinois has acted as special tax counsel to HSBC USA in connection with tax matters related to the issuance of the securities. Certain legal matters will be passed upon for the underwriters and agents by Simpson Thacher & Bartlett LLP, New York, New York, or such other counsel as is named in the applicable Prospectus Supplement. Ms. Burak is a full-time employee and an officer of HSBC USA and owns equity securities of HSBC.

EXPERTS

The consolidated financial statements of HSBC USA Inc. as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, which are included in our Annual Report on Form 10-K, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

13,000,000 Depositary Shares

HSBC USA Inc.

Each Representing One-Fortieth of a Share of Floating Rate
Non-Cumulative Preferred Stock, Series G

(liquidation preference $1,000 per share)

Prospectus   Supplement

HSBC

Citigroup

Morgan Stanley

UBS Investment Bank

Banc of America Securities LLC

BNP Paribas

Credit Suisse First Boston

JPMorgan

LaSalle Financial Services, Inc.

October 6, 2005